Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of May 22, 2015

by and between

GAMING VENTURES OF LAS VEGAS, INC.

as Seller,

and

NEVADA GOLD & CASINOS LV, LLC,

as Buyer

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TABLE OF CONTENTS

		Page

Section 12.6	Entire Agreement	47
Section 12.7	Severability	47
Section 12.8	No Assignment; Binding Effect	47
Section 12.9	Parties of Interest; No Third Party Beneficiaries	47
Section 12.10	Counterparts	47
Section 12.11	Mutual Drafting	47
Section 12.12	Amendment	48
Section 12.13	Extension; Waiver	48
Section 12.14	Attorneys’ Fees	48
Section 12.15	Time of Essence	48
Section 12.16	Counterparts	48
Section 12.17	Exhibits and Schedules	48
Section 12.18	Joinder of UWN	48

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EXHIBITS

Exhibit A	Real Property
Exhibit B	Intentionally Omitted
Exhibit C	Certificate of Non-Foreign Status
Exhibit D	Consulting Agreement
Exhibit E	Employment Agreement
Exhibit F	Bill of Sale (Passenger/Delivery Vehicles)
Exhibit G	Grant, Bargain and Sale Deed
Exhibit H	Assignment of Copyrights, Domain Names, Tradenames, Trademarks and Servicemarks
Exhibit I	Adjacent Site Lease
Exhibit J	Joint Escrow Instructions
Exhibit K	Bill of Sale and Assignment
Exhibit L	Assignment and Assumption Agreement

DISCLOSURE SCHEDULES

Schedule 1.0	Definitions and Cross-References
Schedule 1.1(b)	Assumed Contracts
Schedule 1.2(l)	Excluded Assets
Schedule 2.1(c)	Payroll, wages and salaries, vacation, sick leave, personal days and other employee compensation items
Schedule 2.1(h)	Assumed Liabilities
Schedule 3.2(c)	Working Capital Methodology and Illustrative Calculation
Schedule 3.4	Allocation of Purchase Price [60 days following the Effective Date]
Schedule 4.2(d)	Passenger/Delivery Vehicles
Schedule 5.3	Financial Information
Schedule 5.5	Intellectual Property
Schedule 5.6	Matters Affecting Assumed Contracts
Schedule 5.7	Litigation and Proceedings
Schedule 5.8	Environmental Matters
Schedule 5.9	Permits; Compliance with Laws
Schedule 5.11(b)	COBRA Recipients
Schedule 5.12	Material Changes since Effective Date
Schedule 5.12(e)	Capital Maintenance Budget
Schedule 5.16	Insurance
Schedule 5.17	Employee Information
Schedule 7.20	Customer Database Agreements and Representations

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 22, 2015 (the “Effective Date”), by and between GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation, d/b/a CLUB FORTUNE CASINO, having an office at 725 South Racetrack Road, Henderson, Nevada 89015 (“Seller”), CARL E. GIUDICI, sole shareholder of the Seller (“Giudici”), and NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company, having an office at 133 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, or its permitted assigns (“Buyer”) and NEVADA GOLD & CASINOS, INC., a Nevada corporation, sole member of Buyer (“UWN”). Capitalized terms not otherwise defined herein have the meanings set forth in Schedule 1.0.

WHEREAS, Seller owns and operates the Club Fortune Casino located in the city of Henderson, Nevada, together with the other Assets described below.

WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Assets, and assume certain Liabilities related to the Assets, all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1           Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver (collectively, “Transfer”) to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to all rights and assets of the Seller that are utilized in the Business (collectively, the “Assets”), consisting of:

(a)          the Real Property;

(b)          the Assumed Contracts;

(c)          the Personal Property, including Inventory and Front Money existing as of the Transfer Time (with respect to the portion of the Inventory comprised of alcoholic beverages, only to the extent permitted to be Transferred under applicable Law) and Passenger/Delivery Vehicles;

(d)          as provided in Section 3.2(d), at Buyer’s option, all cash of the Business held at the Casino as of the Transfer Time, including all cash contained in the cage (excluding, however, all Front Money), TITO (ticket in, ticket out) exchange devices, ATMs, slot change boots, count rooms and drop boxes at the Casino (collectively, the “Seller Bankroll”);

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(e)          the accounts receivable of the Business to the extent not collected by Seller prior to the Closing;

(f)          all of the human resources and other employee-related files and records of Seller and its Affiliates;

(g)          the Adjacent Site Lease of the Adjacent Trailer Site upon which the Administrative Trailers are situated;

(h)          the prepaid deposits received by Seller and other prepaid expenses of the Business, security and other types of deposits relating to services and/or events, to the extent permitted to be Transferred under applicable Law, relating to the period from and after the Closing;

(i)          the Intellectual Property set forth on Schedule 5.5;

(j)          subject to the provisions of Section 1.3, the Customer Database and the Books and Records;

(k)          the Seller Permits, and any pending applications therefor, to the extent permitted to be Transferred under applicable Law;

(l)          subject to the provisions of Section 7.11, the rights, claims, causes of action, credits and rights of setoff against third parties (including all indemnities, warranties and similar rights) in favor of the Seller or its Affiliates or any of their respective Representatives to the extent relating to (i) the operation of the Business after the Closing, (ii) the Assumed Contracts, or (iii) the Assumed Liabilities; and

(m)          the goodwill associated with the Business and/or the Assets.

Except as otherwise set forth herein or in the Closing Documentation, all of the Assets are being acquired by Buyer on an “as-is, where is” basis and without representation or warranty.

Section 1.2           Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, the Assets shall not include, and Seller shall retain all of its right, title and interest in and to, each and all of the following assets (the “Excluded Assets”):

(a)          subject to the provisions of Section 7.11, any rights, claims, causes of action,

credits or rights of setoff against third parties (including all indemnities, warranties and similar rights) in favor of the Seller or its Affiliates or any of their respective Representatives to the extent relating to (i) any Excluded Asset, (ii) any Excluded Liability or (iii) the operation of the Business or ownership of the Real Property prior to the Closing;

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(b)          the organizational documents, minutes, resolutions, written consents and corporate books, ledgers and records, seals and Tax Returns (including supporting schedules) of Seller;

(c)          all refunds, credits, claims or entitlements with respect to Taxes to the extent arising out of or relating to the Assets or the Business for any Pre-Closing Tax Period (or portion thereof);

(d)          the Excluded Personal Property;

(e)          all assets disposed of by Seller and its Affiliates prior to the Closing to the extent such disposition is permitted by the provisions of this Agreement;

(f)          all data, files and other materials located on any storage device (including personal computers and servers) located at the Casino, as the Administrative Trailers or on the Real Property that are not a part of the Assets or used or held for use in connection with the Business or comprise a portion of any other Excluded Asset or Excluded Liability;

(g)          all assets and properties of Seller and its Affiliates not used exclusively in connection with the Business;

(h)          subject to the provisions of Section 1.4, any Contracts that are not Assumed Contracts;

(i)          all Seller Benefit Plans; and

(j)          any other assets set forth on Schedule 1.2(l).

Section 1.3           Retention of Assets. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain, at its own expense: (i) one archival copy of all of the Assumed Contracts and any Books and Records, other than the Customer Database, and (ii) such original documents as are reasonably needed by Seller to pursue or defend claims related to Excluded Assets or Excluded Liabilities.

Section 1.4           Assignability and Approvals.

(a)          Seller shall use commercially reasonable efforts to obtain, prior to the Closing, any Approvals required under any Assumed Contracts or Seller Permits in order to Transfer such Assumed Contracts or Seller Permits to Buyer at the Closing. Prior to the Closing, Buyer shall use commercially reasonable efforts to cooperate with Seller in attempting to obtain the Approvals contemplated by this Section 1.4(a).

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(b)          Notwithstanding anything to the contrary contained in this Agreement, if the Transfer or attempted Transfer to Buyer of any Assumed Contract that is part of the Assets is, by its terms, nonassignable without the Approval of a third party and such Approval shall not have been obtained prior to the Closing (each, a “Non-Assignable Asset”), the Closing shall proceed, but neither the Closing nor this Agreement shall constitute the Transfer of such Non-Assignable Asset unless and until such Approval is obtained. After the Closing, Seller and Buyer shall use commercially reasonable efforts to obtain any such Approval related to the Non-Assignable Assets, and Buyer shall cooperate with Seller in any arrangement commercially reasonable to Seller (as determined by Seller in its sole and absolute discretion) to ensure that Buyer shall receive the interest of the Seller in the benefits under such Non-Assignable Asset until such time as such third party Approval shall have been obtained, and Seller shall cooperate with Buyer in such commercially reasonable arrangement, including performance by the Seller as agent if commercially reasonable to Seller (as determined by Seller in its sole and absolute discretion), and, in such case, Buyer shall be liable to the Seller in a manner equivalent to what the Liabilities of Buyer would be under the Non-Assignable Asset if it were Transferred. The Seller shall promptly pay over to Buyer the net amount (after expenses and Taxes) of all payments received by it after the Closing in respect of all Non-Assignable Assets. From and after the Closing, the Seller shall Transfer a Non-Assignable Asset to Buyer as promptly as practicable after third party Approval for the Transfer of any such Non-Assignable Asset is obtained. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall assume all Liabilities in respect of any Non-Assignable Asset if it is receiving the benefits thereof; provided, that Buyer shall also be liable to the Seller for performing its obligations under the arrangements described in this Section 1.4(b).

(c)          Buyer understands and agrees that it is solely Buyer’s responsibility to obtain any and all operating agreements necessary to conduct the business of the Casino and operate the Real Property from and after the Closing. Buyer shall also be responsible to obtain any new Approvals for the operation of the Casino and the Real Property from and after the Closing.

Section 1.5           Removal of Excluded Assets. All items located at the Real Property that constitute Excluded Assets may be removed on or before the Closing and within ten (10) Business Days after the Closing by Seller, its Affiliates, the owners of the Excluded Assets, or their respective Representatives, with the removing party making any repairs necessitated by such removal, but without any obligation on the part of Seller, its Affiliates, the owners of the Excluded Assets, their respective Representative or any other removing party to replace any item so removed. Seller hereby reserves unto itself, its Affiliates and the owners of the Excluded Assets, and their respective Representatives, a right of entry onto the Real Property, upon reasonable prior notice and at reasonable times after the Closing during such ten (10) Business Day period, to effect such removal, provided that the exercise of such right of entry shall not interfere with Buyer’s business and operations at the Real Property. If Seller does not remove or cause its Affiliates, the owners of the Excluded Assets or their respective Representatives to remove the Excluded Assets within ten (10) Business Days following the Closing for any reason other than Buyer’s failure to permit Seller, it Affiliates or the owners of the Excluded Assets, or their respective Representatives, access to the Real Property for such purposes, such Excluded Assets shall become the property of Buyer and Buyer may dispose of any such remaining Excluded Assets.

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ARTICLE II

ASSUMPTION OF LIABILITIES

Section 2.1           Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, as of the Closing, Buyer agrees to assume, satisfy, perform, pay, discharge and be solely responsible for each of the following Liabilities (the “Assumed Liabilities”):

(a)          all Liabilities relating to the Assets and the Hired Employees accruing, arising out of, or relating to events, occurrences, pending or threatened Proceedings, acts and omissions happening from and after the Closing, including those arising in respect of any Assumed Contracts which were not performed, and were not required to be performed, prior to the Closing;

(b)          all Liabilities of Seller for replacement of, or refund for, damaged, defective or returned goods relating to the Assets from and after the Closing, including items purchased in any gift shop or similar facility at the Casino;

(c)          all payroll, wages and salaries, vacation, sick leave personal days and other employer compensation items set forth on Schedule 2.1(c), to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date;

(d)          the accounts payable of the Business to the extent not paid by Seller prior to Closing, including, without limitation, all Front Money received by Buyer under Section 1.1(c);

(e)          all Liabilities relating to the operations of the Casino, including any Progressive Liability, chip/token, poker, slot participation, player club or other accrued Liabilities as of the Closing;

(f)          except as provided in Section 7.7, all Liabilities for Taxes arising out of or relating to the Assets or the Business for any Post-Closing Tax Period; and

(g)          any items set forth on Schedule 2.1(h), to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date.

Section 2.2           Exclusion of Certain Liabilities. Notwithstanding anything contained in this Agreement to the contrary, the Assumed Liabilities shall not include, and from and after the Closing, Seller shall retain, the following Liabilities (the “Excluded Liabilities”):

(a)          except as provided in Section 2.1, all Liabilities relating to any of the Assets or the Employees accruing, arising out of, or relating to events, occurrences, pending or threatened Proceedings, acts or omissions happening prior to the Closing, including (i) those arising in respect of any Assumed Contracts which were not performed, but were required to be performed, prior to the Closing, (ii) any payroll, wages and salaries, vacation, sick, personal days, and other compensation related items not shown on Schedule 2.1(c), (iii) any obligations under or related to any Employee Benefit Plans, and (iv) any obligations under or relating to any unfunded pension liabilities, retirement plan obligations, severance obligations and bonus plans;

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(b)          any Liability relating to any Excluded Asset; and

(c)          all Liabilities for Taxes arising out of or relating to the Assets or the Business for any Pre-Closing Tax Period.

ARTICLE III

PURCHASE PRICE AND DEPOSIT

Section 3.1           Purchase Price. In consideration for the Assets, Buyer agrees to assume the Assumed Liabilities and pay to Seller, and Seller agrees to accept from Buyer, Cash in the amount of Fourteen Million One Hundred Fifty-Nine Thousand Six Hundred Twenty-Three Dollars ($14,159,623.00) (the “Cash Purchase Funds”) and One Million One Hundred Ninety Thousand Four Hundred Seventy-Six (1,190,476) shares of the restricted common stock of UWN (the “UWN Seller Shares”, and together with the Cash Purchase Funds, collectively, the “Purchase Price”), which shall be adjusted upward or downward based upon the Working Capital Adjustment. At the Closing, Buyer shall: (i) cause to be paid to Seller the Cash Purchase Funds in immediately available funds plus the Initial Working Capital Excess or minus the Initial Working Capital Deficiency, as the case may be, (collectively, the “Working Capital Adjustment”) calculated in accordance with Section 3.2(a) below; (ii) cause the UWN Seller Shares to be issued and delivered to Seller in accordance with the instructions of Seller; and (iii) cause to be paid to Seller the amounts referred to in Section 3.2(d).

Section 3.2           Initial Adjusted Working Capital Estimate and Adjustment to Closing Working Capital.

(a)          Initial Adjusted Working Capital Calculation. At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a pre-closing statement that will contain a good faith estimate of the Closing Working Capital of Seller, which shall include the Seller Bankroll and accounts receivable under Section 1.1(d) and (e) and a credit to Buyer for the Assumed Liabilities under Section 2.1(e) (the “Initial Adjusted Working Capital Estimate”). The pre-closing statement must contain a statement of the amount by which the Initial Adjusted Working Capital Estimate exceeds the Target Working Capital (the “Initial Working Capital Excess”) or the Target Working Capital exceeds the Initial Adjusted Working Capital Estimate (the “Initial Working Capital Deficiency”).

(b)          Adjustment Amount and Payment. The “Adjustment Amount” (which may be a positive or negative number) will be equal to the difference between the Initial Adjusted Working Capital Estimate and the Closing Working Capital. If the Adjustment Amount is a debit balance, the Adjustment Amount shall be paid by wire transfer by Buyer to an account specified by Seller. If the Adjustment Amount is a credit balance, the Adjustment Amount shall be paid by wire transfer by Seller to an account specified by Buyer. Within three (3) Business Days after the calculation of the Closing Working Capital becomes binding and conclusive on the parties hereto pursuant to Section 3.2(c), Seller or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 3.2(b).

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(c)          Adjustment Procedure.

(i)          Buyer shall prepare a balance sheet (“Closing Balance Sheet”) of Seller as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet, including the principles, policies and practices set forth on Schedule 3.2(c). Buyer shall then determine the Closing Working Capital based upon the Closing Balance Sheet. Buyer shall deliver the Closing Balance Sheet and Buyer’s determination of the Closing Working Capital, calculated as provided on Schedule 3.2(c), to Seller within sixty (60) days following the Closing Date, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date.

(ii)         If within thirty (30) days following delivery of the Closing Balance Sheet and the Closing Working Capital calculation, Seller has not given Buyer written notice of any objection thereto (which notice shall state the basis of Seller’s objection), then the Closing Working Capital calculated by Buyer shall be binding and conclusive on the parties hereto and shall be used in computing the Adjustment Amount.

(iii)        If Seller gives Buyer notice of such objection, and if Seller and Buyer fail to resolve the issues outstanding with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital within thirty (30) days of Buyer’s receipt of Seller’s objection notice, Seller and Buyer shall submit the issues remaining in dispute to an accounting firm to be agreed upon (the “Independent Accountants”) for resolution applying the principles, policies and practices set forth on Schedule 3.2(c) and referred to in Section 3.2(c)(i). If any issues are submitted to the Independent Accountants for resolution, (A) Seller and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its Representatives and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Seller and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties hereto and shall be used in the calculation of the Closing Working Capital; and (C) Seller and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

(d)          Cash and Bankroll Items. Notwithstanding the provisions set forth in Section 1.2, Buyer shall have the option to purchase all or any portion of the Seller Bankroll determined as of the Effective Time on a dollar-for-dollar basis at the Closing concurrently with the payment of the Cash Purchase Funds and Working Capital Adjustment.

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Section 3.3           Deposit.

(a)          Within two (2) Business Days after the Effective Date and execution of the Joint Escrow Instructions by the Parties, Buyer shall deposit One Million Five Hundred Thousand Dollars ($1,500,000.00) (together with any interest earned thereon, the “Deposit”) with Nevada Title Company, 3993 Howard Hughes Parkway, Suite 120, Las Vegas, Nevada 89169, as the escrow agent of the Parties and issuing agent of the Title Insurer (the “Escrow Agent”). The Escrow Agent shall place any and all funds deposited into escrow into an interest bearing account or accounts insured by the federal government or obligations issued or guaranteed by the federal government or its agencies or instrumentalities as mutually agreed by Seller and Buyer. Upon the Closing, the Deposit shall be credited against the Purchase Price and shall be promptly released by the Escrow Agent to Seller pursuant to the terms hereof. Upon the termination of this Agreement, the Deposit shall be payable pursuant to Section 9.2(c), and thereafter shall be promptly released by the Escrow Agent to Buyer or Seller, as applicable, pursuant to Section 9.2(c).

(b)          Concurrently with the execution of this Agreement, Seller and Buyer agree to execute escrow instructions to the Escrow Agent in the form of the Joint Escrow Instructions marked “Exhibit J”, affixed hereto and by this reference incorporated herein and made a part hereof (the “Joint Escrow Instructions”). On or before the Closing Date, Buyer and Seller agree to execute such supplemental escrow instructions to Escrow Agent as may be reasonably necessary or required by the Escrow Agent in order to consummate the purchase and sale transaction contemplated herein, or otherwise to distribute and pay the funds held in escrow as provided in this Agreement; provided, that such supplemental escrow instructions are consistent with the terms of this Agreement. In the event of any inconsistency between the terms and provisions of such supplemental escrow instructions and the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, absent an express written agreement between the Parties hereto to the contrary which acknowledges this Section 3.3(b).

(c)          All fees of the Escrow Agent or otherwise related to the Deposit shall be borne equally by Buyer and Seller.

Section 3.4           Allocation of Purchase Price. Within sixty (60) calendar days after the Effective Date, the parties hereto shall mutually agree upon, and shall attach to this Agreement as Schedule 3.4, a schedule reflecting the allocation of the Purchase Price (including any Assumed Liabilities that are required to be treated as part of the Purchase Price for federal income Tax purposes) among the Assets (and any other assets that are considered to be acquired for federal income Tax purposes), in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and as required by NRS 375.020 and 375.060 (the “Purchase Price Allocation”). In the event the parties hereto cannot in good faith agree on and execute a schedule setting forth the Purchase Price Allocation within sixty (60) calendar days after the Effective Date, then the Purchase Price Allocation, or the portion thereof in dispute, will be finally and conclusively resolved by the Independent Accountants, or if such Independent Accountants are unable or unwilling to assist the parties hereto, by an independent accounting firm of recognized national standing with no existing relationship with any party hereto and that is mutually agreed-upon by Buyer and Seller (the “Auditor”), as promptly as practicable, and such resolution will be attached to this Agreement as Schedule 3.4. The Auditor will be jointly retained by Buyer and Seller and the fees and expenses of the Auditor shall be borne equally by Buyer and Seller. Buyer and Seller agree to (a) be bound by the Purchase Price Allocation determined by the Auditor, (b) act in accordance with such Purchase Price Allocation in the filing of all Tax Returns (including filing IRS Form 8594 (and any supplemental or amended Form 8594) with their United States federal income Tax Return for the taxable year that includes the Closing) and defend such Purchase Price Allocation in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (c) take no position and cause its Affiliates to take no position inconsistent with such Purchase Price Allocation for federal income Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

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Section 3.5           Risk of Loss. SUBJECT TO THE PROVISIONS OF SECTION 7.11, UNTIL THE CLOSING, SELLER SHALL BEAR THE RISK OF ANY LOSS OR DAMAGE TO THE ASSETS FROM FIRE, CASUALTY OR ANY OTHER OCCURRENCE. FOLLOWING THE CLOSING, BUYER SHALL BEAR THE RISK OF ANY LOSS OR DAMAGE TO THE ASSETS FROM FIRE, CASUALTY OR ANY OTHER OCCURRENCE.

ARTICLE IV

CLOSING

Section 4.1           Date, Time and Place. Unless this Agreement is earlier terminated pursuant to Article IX, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Assets and the assumption of the Assumed Liabilities (the “Closing”), shall take place on the fifth (5th) Business Day following satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Closing), at 10:00 a.m., local time, at the offices of Escrow Agent, unless another time or place shall be agreed to by the parties hereto (as may be extended pursuant to this Section 4.1 or Section 11.2, the “Closing Date”); provided, that the parties agree to cooperate if an extension of the Closing Date materially affects the Seller’s gaming tax liability; provided further, that in no event shall the Closing occur after three hundred sixty-five (365) calendar days following the Effective Date, plus a reasonable extension thereof, not to exceed an additional ninety (90) calendar days, so long as Buyer provides reasonable evidence to Seller that it has sufficient financing to complete the Closing and is using its good faith efforts to procure all necessary Gaming Approvals and has not suspended, withdrawn, materially delayed or continued any applications or been denied such Gaming Approvals by any necessary Gaming Authority (the “Outside Date”) or such Gaming Approvals shall have been materially conditioned so as to delay the Closing beyond the Outside Date.

Section 4.2           Deliveries at the Closing. At or prior to the Closing, each of Buyer and/or Seller, as applicable, will execute and deliver, or will cause their applicable Affiliates to execute and deliver, the following documents (collectively, the “Closing Documentation”):

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(a)          Bill of Sale and Assignment. Seller shall execute and deliver to Buyer, and Buyer shall accept, a bill of sale and assignment substantially in the form attached as Exhibit K, conveying to Buyer all Personal Property.

(b)          Assignment and Assumption Agreement. Seller and Buyer shall execute and deliver counterparts of the assignment and assumption agreement substantially in the form attached as Exhibit L to Transfer the Liabilities and the Assumed Contracts to Buyer, and Buyer agrees to execute and deliver such other assumption agreements or other documents required by any third party to effectuate the assignment and assumption of Liabilities and/or the Assumed Contracts.

(c)          Certificate of Non-Foreign Status. Seller (and any of their respective Affiliates conveying any portion of the Assets) shall execute and deliver a Certificate of Non-Foreign Status substantially in the form attached as Exhibit C.

(d)          Vehicle Titles. Seller shall execute and deliver to Buyer certificates of title, endorsed for Transfer to Buyer, for all passenger or delivery vehicles (the “Passenger/Delivery Vehicles”) identified in Schedule 4.2(d), along with a Bill of Sale therefor substantially in the form attached as Exhibit F and any additional documentation required by the Nevada Department of Motor Vehicles to Seller’s title to the Passenger/Delivery Vehicles to Buyer.

(e)          Buyer Certificates. Buyer shall deliver to Seller the certificates required by Section 8.3(a) and Section 8.3(b).

(f)          Seller Certificates. Seller shall deliver to Buyer the certificates required by Section 8.2(a) and Section 8.2(b).

(g)          Customer Database. Seller shall deliver to Buyer the Customer Database as of the Closing Date, in electronic form or other format reasonably acceptable to Buyer. Each party hereto shall cooperate with the other to comply with any applicable Law and privacy policy in connection with the Transfer of the Customer Database.

(h)          Grant, Bargain and Sale Deed. Seller shall execute and deliver to Buyer, and Buyer shall accept, a grant, bargain and sale deed substantially in the form attached as Exhibit G conveying to Buyer all of Seller’s fee simple interest in the Real Property, free and clear of Liens except Permitted Liens.

(i)          State of Nevada Declaration of Value Form. Seller and Buyer shall execute and deliver to the Escrow Agent a State of Nevada Declaration of Value Form setting forth the amount of the Purchase Price Allocation allocable to the Real Property.

(j)          Seller’s Affidavit. Seller shall execute and deliver to the Title Insurer a customary Seller’s Affidavit in the form delivered by the Title Insurer and reasonably acceptable to Real Property Assets Seller.

(k)          IP Assignment. Seller shall execute and deliver to Buyer the IP Assignment.

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(l)          Updated Title Commitment, UCC Search and Pro Forma Title Policy. Seller shall deliver to Buyer the updated Title Commitment, UCC Search and Pro Forma Title Policy pursuant to Section 11.2.

(m)          Gaming Approvals. Buyer shall deliver to Seller evidence reasonably satisfactory to Seller that Buyer has obtained all Gaming Approvals required to consummate the transactions contemplated hereby.

(n)          Adjacent Site Lease. Seller and Buyer shall execute the Adjacent Site Lease in duplicate in the form attached as Exhibit I.

(o)          Other Agreements. At Closing, Buyer shall execute: (i) the Consulting Agreement with Seller’s owner, Carl Giudici in the form of Exhibit D attached hereto, and (ii) the Employment Agreement with Stephanie Giudici in the form of Exhibit E attached hereto.

(p)          Other Documents. Any other documents, instruments or agreements which are reasonably requested and that are necessary to consummate the transactions contemplated hereby and have not previously been delivered.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article V and in the disclosure schedules delivered by Seller to Buyer on the Effective Date (as supplemented and amended from time to time prior to the Closing in accordance with Section 7.22, the “Disclosure Schedules”) are true and correct in all material respects.

Section 5.1           Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to carry on its business as now being conducted. Seller is duly qualified or licensed to do business and is in good standing in Nevada.

Section 5.2           Authority; No Conflict; Required Filings and Approvals.

(a)          Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid and binding obligation of Buyer, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

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(b)          The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of its articles of incorporation or other organizational documents, (ii) result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require an Approval under, any of the terms, conditions or provisions of any Contract or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, or (iii) subject to the filings with Governmental Authorities and other matters referred to in Section 5.2(c), conflict with or violate any Seller Permit, judgment or Law applicable to Seller or the Assets, except in the case of clauses (ii) and (iii) above for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such Approvals which (A) are not, individually or in the aggregate, reasonably likely to have a Seller Material Adverse Effect or (B) would not materially impair or materially delay the Closing.

(c)          No Approval of or with any court or arbitrator or foreign or domestic governmental, administrative or regulatory authority, agency, commission, body or instrumentality, including the Gaming Authorities (each, a “Governmental Authority” and, collectively, “Governmental Authorities”) is required by or with respect to Seller in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such Approvals required under applicable Gaming Laws, (ii) such Approvals related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or service of alcoholic beverages or the Transfer of liquor supplies and inventories (collectively, the “Liquor Laws”), and (iii) such other Approvals as may be required under the Laws of any jurisdiction in which Seller conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect.

Section 5.3           Financial Statements.

(a)          Seller has delivered to Buyer true and complete copies of (i) the audited balance sheet of the Casino as of December 31, 2013 and December 31, 2014 and the related audited statements of income and statements of cash flows, including the notes thereto, for the fiscal years then ended. The audited financial statements of Seller shall be referred to herein as the “Audited Financial Statements”.

(b)          Schedule 5.3 contains a true and complete copy of the unaudited financial information relating to the Business for the three (3) months ended March 31, 2015 (collectively, the “Financial Information”). The Financial Information was prepared in accordance with accounting practices customarily used by Seller in the ordinary course of the Business, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements) and fairly presented in all material respects the financial position of the Business as of such date subject to normal year-end adjustments and the absence of footnotes.

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Section 5.4           Property Rights.

(a)          Seller has a valid fee interest in the Real Property, free and clear of any and all Liens, except for Permitted Liens and Liens imposed prior to the Closing pursuant to the Mutual Bank Credit Facility.

(b)          As of the Effective Date, there are no Contracts for the Transfer or exchange of the Real Property, other than this Agreement.

Section 5.5           Intellectual Property. Schedule 5.5 lists all material Intellectual Property included in the Assets. Except as would not be reasonably expected to have a Seller Material Adverse Effect, to Seller’s Knowledge, Seller owns or possess adequate and enforceable rights to use the Intellectual Property disclosed on Schedule 5.5 in connection with the Business as currently conducted without material restrictions or material conditions on use.

Section 5.6           Agreements, Contracts and Commitments. Except as set forth on Schedule 5.6, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date: (a) each Assumed Contract is valid and binding upon the Seller (and, to Seller’s Knowledge, on all other parties thereto), in accordance with its terms and is in full force and effect, (b) there is no breach or violation of or default by Seller or, to the Knowledge of Seller, by any other party under any of the Assumed Contracts, whether or not such breach, violation or default has been waived, and (c) no event has occurred with respect to Seller (and, to Seller’s Knowledge, with respect to any other party thereto), which, with notice or lapse of time or both, would constitute a breach, violation or default of, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under, any of the Assumed Contracts.

Section 5.7           Litigation. Except as set forth on Schedule 5.7, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date, there is no Proceeding that is pending, or as to which Seller has received any written notice of assertion or, to the knowledge of Seller, that is threatened, against Seller relating to the Assets or the Business, before any Governmental Authority.

Section 5.8           Environmental Matters. Except as set forth on Schedule 5.8, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date (a) to Seller’s Knowledge, there are no Environmental Liabilities of Seller, (b) to Seller’s Knowledge, there are no Environmental Conditions, and (c) Seller is not subject to any pending or, to Seller’s Knowledge, threatened enforcement or investigatory action by any Governmental Authority regarding an Environmental Condition with respect to the Real Property.

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Section 5.9           Permits; Compliance with Gaming Laws. Except as set forth on Schedule 5.9, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date, Seller and, to the Knowledge of Seller, each of its officers or Persons performing management functions similar to officers (collectively, “Seller’s Key Persons”) hold all Approvals of all Governmental Authorities, including all Gaming Authorities, necessary to conduct the Business (collectively, the “Seller Permits”), each of which is in full force and effect, and no event has occurred which results in, or upon the giving of notice or passage of time or both, would result in, the revocation, non-renewal, suspension or termination, or the material adverse modification or limitation, of any Seller Permit that currently is in effect. Seller and, to the Knowledge of Seller, Seller’s Key Persons, are in compliance with the terms of the Seller Permits, except for such failures to comply set forth on Schedule 5.9 or which would not, individually or in the aggregate, be reasonably likely to have a Seller Material Adverse Effect. To Seller’s Knowledge, the Business is not being conducted in violation of any Law (including any Gaming Laws), except as set forth on Schedule 5.9 or which, individually or in the aggregate, do not and would not be reasonably likely to have a Seller Material Adverse Effect. Seller has not received a notice of any pending investigation by any Governmental Authority with respect to the Assets, and, to the Knowledge of Seller, no investigation by a Governmental Authority is threatened, other than as set forth on Schedule 5.9, to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date.

Section 5.10         Entire Business. Except for the Excluded Assets, the sale of the Assets by Seller to Buyer pursuant to this Agreement, together with the execution and delivery of the Adjacent Site Lease, will effectively convey to Buyer the entire Business at the Casino and all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller) in connection with the conduct of Business at the Casino. Except with respect to the Adjacent Site Lease, there are no shared facilities or services which are used in connection with Business at the Casino.

Section 5.11         Employee Benefits.

(a)          Seller is the only entity or Person that has employed personnel in the Business since its inception. At no time has Seller established nor does Seller maintain or sponsor any Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plans” means: (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”); (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) material bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured).

(b)          Seller represents and warrants that Schedule 5.11(b) sets forth a complete and accurate list of all qualified beneficiaries currently receiving COBRA continuation coverage under Seller’s health plans (“Health Plans”) as of the date hereof (“COBRA Recipients”). Buyer shall make available COBRA continuation coverage under its Health Plans to the COBRA Recipients for the balance of such Person’s COBRA coverage period. Seller agrees to use its commercially reasonable efforts to cause the plan administrator of its Health Plans to provide to Buyer with all information that Buyer reasonably deems necessary to determine whether there have been any failures to comply with the continuation health care requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA as such requirements have applied to any group health plan maintained by or for Seller which failure occurred with respect to any current or former employee of Seller or any spouse, former spouse, dependent child or former dependent child of any such employee. Seller further agrees to use its commercially reasonable efforts to provide Buyer with all information that Buyer reasonably deems necessary to correct any failures to comply with such continuation health care coverage requirements. Such information shall include, without limitation, the identification of all covered employees (as defined in Section 4980B(f)(7) of the Code) and their qualified beneficiaries (as defined in Section 4980(g)(1) of the Code), the identification of all qualifying events with respect to such covered employees or qualified beneficiaries (as defined in Section 4980B(f)(3) of the Code), and information otherwise demonstrating compliance with all of the continuation health care coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.

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Section 5.12         Absence of Changes. Since the Effective Date there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material and adverse change in the condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of Seller or the Business. Without limiting the foregoing, except as disclosed in Schedule 5.12, since the Effective Date there has not occurred any of the following:

(a)          (A) any increase in the salary, wages or other compensation of any employee whose annual salary is Seventy-Five Thousand Dollars ($75,000.00) or more or (B) any establishment of any Employee Benefit Plan;

(b)          except in the ordinary course of business (A) incurrence by Seller of Indebtedness with respect to the conduct of the Business or (B) any voluntary cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Seller under, any Indebtedness of or owing to Seller;

(c)          excluding normal wear and tear, any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Real Property or Personal Property of Seller in an aggregate amount exceeding Twenty-Five Thousand Dollars ($25,000.00);

(d)          any material change in (A) any investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of Seller or (B) any method of calculating any bad debt, contingency or other reserve of Seller for accounting, financial reporting or Tax purposes;

(e)          (A) any acquisition or disposition of any assets used or held for use in the conduct of business at the Club Fortune Casino, other than the sale of Inventory in the ordinary course of business consistent with past practice and other acquisitions or dispositions as disclosed and approved by Buyer as being consistent with Seller’s Capital Maintenance Budget, or as otherwise first approved in writing by Buyer, not exceeding in any case Twenty-Five Thousand Dollars ($25,000.00) in the aggregate or (B) any creation or incurrence of a Lien on any such assets;

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(f)          any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in Schedule 5.6;

(g)          any transaction involving the Assets (which for clarity excludes cash and payments of compensation and benefits in cash pursuant to past practice) with any officer, director or Affiliate of Seller;

(h)          any strikes or labor difficulties or any layoffs or reductions in work force, except for retirement of employees in the ordinary course of business;

(i)          any other transactions in the aggregate amount of more than Twenty-Five Thousand Dollars ($25,000.00) directly involving, or directly affecting, Business at the Casino or the Assets outside the ordinary course of business (other than cash), unless otherwise first approved in writing by Buyer; or

(j)          Seller becoming bound by any commitment or agreement, whether oral or in writing, to do any of the things described in clauses (a) through (i) above.

Section 5.13         No Undisclosed Liabilities. As of the Closing Date, there shall be no Liabilities against, relating to or affecting operations at the Casino or any of the Assets, other than the Assumed Liabilities incurred in the ordinary course of business consistent with past practice.

Section 5.14         Brokers. Except for Rice Voelker, LLC (“Seller’s Broker”), neither Seller nor any of its Representatives have employed any broker, financial advisor or finder in connection with the transactions contemplated by this Agreement. Except for any brokerage fees, commissions or finder’s fees due to Seller’s Broker, which shall be solely the responsibility of Seller, neither Seller nor its Representatives have incurred any Liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

Section 5.15         Taxes. All material Tax Returns required to be filed with respect to the Assets and the Business for all periods ending on the day immediately prior to the Closing Date have been or will be duly and timely filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are true, correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been timely paid. All material Taxes required to be withheld and paid with respect to (a) the Business; or (b) any amounts owed by Seller to any Employee, creditor, independent contractor or other third party have been duly and timely withheld and paid. To the knowledge of Seller, there are no pending or threatened audits or investigations with respect to Taxes relating to the Assets or the Business.

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Section 5.16         Insurance. Schedule 5.16 contains a true and complete list of all liability, property and other insurance policies (other than life insurance policies covering the Equity Owner) currently in effect that insure the Business, the Employees or the Assets. Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and Seller has not received any notice of cancellation, termination or material increase in premiums in respect of any such policy, nor is Seller in default thereunder. Neither Seller, nor the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 5.16 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause within the two years preceding the execution of this Agreement. Except as set forth in Schedule 5.16, no claim in excess of Fifteen Thousand Dollars ($15,000.00) has been made under any such policies (or any predecessor policies) within the two years prior to the date of this Agreement.

Section 5.17         Employees; Labor Relations.

(a)          Schedule 5.17 contains a list of the name of each employee of Seller who work at the Casino and the Real Property (collectively, the “Employees”) as of the Effective Date, together with such Employee's position or function, annual base salary or wages, any incentive or bonus arrangement with respect to such Employee in effect on such date and such Employee’s total compensation in 2014 (collectively, “Employee Information”). Within the last six (6) months prior to the date of this Agreement, no Employee has informed Seller that he or she will or may cease to be an employee, or will refuse an offer of employment from Buyer because of the consummation of the transactions contemplated by this Agreement. Seller is not delinquent in any payments to any of its Employees for any amount of compensation due to such Employee. Seller has complied in all material respects with all applicable state and federal equal employment opportunity laws and other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Seller has withheld and paid to the appropriate Governmental or Regulatory Authority or is holding for payment not yet due to such Governmental or Regulatory Authority all amounts required to be withheld from any Employee. Seller is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(b)          (i) Seller is not a party to any collective bargaining or other union agreement relating to its Employees, (ii) no Employee is presently a member of a collective bargaining unit with respect to the Business and, to the Knowledge of Seller, there are no pending threats to organize any of the Employees for collective bargaining purposes as of the date of this Agreement, and (iii) other than as disclosed on Schedule 5.7, no unfair labor practice complaint or sex, age, race or other discrimination claim has been brought during the last two (2) years against Seller with respect to the conduct of the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority. During the three year period prior to the date hereof, there has been no work stoppage, strike or other concerted action by the Employees as those terms are defined in the National Labor Relations Act, and any amendments thereto. To the Knowledge of Seller, Seller has complied with all applicable Laws relating to the employment of labor, including, without limitation, those relating to wages, hours and collective bargaining.

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(c)          To the Knowledge of Seller, no current officers, directors or managers of Seller, or any Employee having managerial responsibility for the Business, has, within the last three (3) years (i) been convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and misdemeanors not related to the Business of Seller); (ii) been subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engaging in the Business; (iii) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iv) violated Seller’s policy on gifts and donations, which policy complies in all respects with all applicable legal requirements; (v) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (vi) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (vii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(d)          Seller and the Equity Owner are (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC (an “OFAC List”) pursuant to any authorizing statute, executive order or regulation, and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. None of the Assets or Real Property of Seller constitute property of, or are beneficially owned, by any Embargoed Person (as hereinafter defined).

Section 5.18         Authority. The individual executing this Agreement, Carl Giudici, is the President of Seller and the sole Equity Owner and has been duly authorized to execute on behalf of Seller this Agreement.

Section 5.19         Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedules or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement (including without limitation the Financial Statements), to Seller’s Knowledge contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

Section 5.20       Purchase Entirety for Own Account. The UWN Seller Shares proposed to be acquired by Seller hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling or otherwise distributing such stock, except in compliance with applicable securities laws.

Section 5.21         Available Information. Seller and Equity Owner have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of investment in Buyer.

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Section 5.22         Non-Registration. Seller and the Equity Owner understand that the UWN Seller Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the UWN Seller Shares.

Section 5.23         Restricted Securities. Seller understands that the UWN Seller Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the shares would be acquired in a transaction not involving a public offering. The issuance of the shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the UWN Seller Shares is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. Seller further acknowledges that if the shares are issued to the Seller in accordance with the provisions of this Agreement, such shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 5.24         Accredited Investor. Seller and the Equity Owner are “Accredited Investors” within the meaning of Rule 501 under the Securities Act and the Seller was not organized for the specific purpose of acquiring the UWN Seller Shares.

Section 5.25         Legend. Seller hereby agrees with Buyer that the common stock of Buyer to be issued hereunder will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

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Section 5.26         Delinquent Reports; Liquidated Damages. If at any time during the first year after issuance of the UWN Seller shares to Seller, UWN is not current in its periodic reports required to be filed with the U.S. Securities & Exchange Commission, then Seller shall be entitled to a payment as Liquidated Damages. The Liquidated Damages amount (for each month) shall be equal to two percent (2%) of the average price of the UWN shares for the thirty (30) days preceding the date that any periodic report is delinquent times the number of shares held by Seller as of that date.

Section 5.27         Piggyback Registration. If at any time during the first year after issuance of the UWN Seller shares to Seller, UWN files a Registration States with the SEC for an unwritten public offering of its common stock, then Seller may include in such Registration Statement an amount of its stock equal to the ownership percentage of the UWN Seller shares to the total outstanding common stock of UWN. UWN shall advise Seller a minimum of thirty (30) days prior to the filing of any such Registration Statement for inclusion of any of the UWN Seller shares.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article VI are true and correct except as set forth herein.

Section 6.1           Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite power and authority to carry on its business as now being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a Buyer Material Adverse Effect.

Section 6.2           Authority; No Conflict; Required Filings and Approvals.

(a)          Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereinafter in effect affecting creditors’ rights generally and (ii) general principles of equity.

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(b)          The execution and delivery of this Agreement by Buyer does not, and the consummation by Buyer of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of its articles of organization, operating agreement or other organizational documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require an Approval under, any of the terms, conditions or provisions of any Contract or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 6.2(c), conflict with or violate any licenses, permits, judgments or Laws applicable to Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) above for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations, losses or failures to obtain any such Approvals which (A) are not, individually or in the aggregate, reasonably likely to have a Buyer Material Adverse Effect or (B) would not impair or delay the Closing.

(c)          No Approval of any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery by Buyer of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such Approvals required under applicable Gaming Laws, (ii) such Approvals related to, or arising out of, compliance with the Liquor Laws, and (iii) such other Approvals as may be required under the Laws of any jurisdiction in which Buyer conducts any business or owns any assets, the failure of which to make or obtain would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect.

Section 6.3           Brokers. Except for fees or commissions payable to Rossoff & Company which amounts are obligations of Buyer and shall be paid by Buyer at Closing all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Seller without the intervention of any Person on behalf of Buyer in such manner as to give rise to any valid claim by any Person against Seller for a finder's fee, brokerage commission or similar payment.

Section 6.4           Closing Funds. Buyer will have on the Closing Date sufficient funds to enable Buyer to perform its financial obligations to Seller hereunder, including pay the Purchase Price and all fees and expenses necessary or related to the consummation of the transactions contemplated by this Agreement.

Section 6.5           Licensability of Principals. Neither Buyer nor any of its Affiliates or Representatives has ever been denied, or had revoked, terminated or suspended, or had adversely and materially modified or limited, any Approval required under any Gaming Laws or Liquor Laws or any Approval issued by any Governmental Authority. Buyer and its Affiliates are in good standing in each of the jurisdictions in which Buyer or its Affiliates owns or operates gaming facilities or otherwise conducts business. To Buyer’s Knowledge, there are no facts, which if known to any Gaming Authorities, would (a) be reasonably likely to result in the delayed issuance beyond the Outside Date, denial, revocation, limitation or suspension of a gaming license or liquor license, or (b) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability proceedings necessary for the consummation of this Agreement, including the imposition of any negative condition being placed on any finding of suitability.

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Section 6.6           Compliance with Laws.

(a)          The business and operations of Buyer are not being conducted in violation of any Law (including any Gaming Laws), except that which, individually or in the aggregate, does not and would not be reasonably likely to have a Buyer Material Adverse Effect. Buyer has not received notice of any pending investigation by any Gaming Authority with respect to Buyer or any of its Affiliates or their assets or properties, and, to Buyer’s Knowledge, no investigation by a Governmental Authority is threatened, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Buyer Material Adverse Effect or impair or delay the Closing.

(b)          Neither Buyer, nor any of its Affiliates, have received any written claim, demand, notice, complaint or order from any Governmental Authority in the past three (3) years under, or relating to any violation or possible violation of any Gaming Laws which did or would be reasonably likely to result in fines or penalties of Fifty Thousand Dollars ($50,000) or more. To the Knowledge of Buyer, there are no facts, which if known to the Gaming Authorities could reasonably be expected to result in the revocation, termination or suspension of any Approval issued under Gaming Laws. Neither Buyer nor, to Buyer’s Knowledge, any of its Affiliates have suffered a revocation, termination or suspension of any license or permit issued under Gaming Laws.

Section 6.7           Litigation. There are no proceedings pending or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer before any Governmental Authority, which, if determined adversely, could prevent or materially delay Buyer from completing the transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.1           Conduct of Business.

(a)          During the period from the Effective Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Escrow Period”), Seller agrees (except to the extent contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, which consent may not be unreasonably withheld or delayed) to carry on the Business in the Ordinary Course of Business. With respect to this Section 7.1(a) only, it is agreed and understood that if Buyer does not grant or deny consent to a proposed action within two (2) Business Days of its receipt of a written request by Seller to take such action, Buyer shall be deemed to have consented to Seller’s taking such action.

(b)          Notwithstanding anything in this Agreement, nothing herein shall preclude Seller from taking any action that is required in order to consummate the transactions contemplated hereby.

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Section 7.2           Employee Matters.

(a)          Buyer intends to and agrees to hire and continue the employment of all Employees on the Closing Date, except for those Employees that voluntarily elect to terminate their employment.

(b)          During the Escrow Period, Seller shall cooperate in good faith with Buyer to prepare and disseminate to the Employees mutually-agreeable communications regarding the transactions contemplated hereby in an effort to minimize disruption to business operations prior to the Closing Date.

(c)          No less than forty-five (45) calendar days prior to the anticipated Closing Date, Seller shall permit Buyer to interview all of the Employees, upon reasonable notice and with such restrictions as, in Seller’s good faith opinion, may be required to prevent interference with Seller’s operation of the Business. Each Employee that elects to continue his or her employment with Buyer (collectively referred to as the “Hired Employees”) shall commence employment with Buyer effective as of the Closing. Buyer shall provide to Seller a list of the Hired Employees no later than fifteen (15) calendar days prior to the Closing.

(d)          Prior to or after Closing, Buyer shall not (i) use the Employee Information for any purpose other than for the consummation of the transactions contemplated by this Agreement or in accordance with the conduct of business by Buyer; or (ii) disclose the Employee Information to any third party for any reason unless required by law, court process, administrative order or other legal or regulatory process and, in such event, Buyer shall use its commercially reasonable efforts to limit such disclosures to those necessary and shall redact any Employee Information which is not required to be disclosed to such third party.

(e)          Seller will bear the cost and expense of any workers’ compensation claim asserted and arising out of an injury sustained by any Employee prior to the Closing Date. Seller shall also be responsible for any Liabilities that may result from the termination of employment of any of its Employees (those Employees who are terminated by Seller prior to the Closing).

(f)          Nothing in this Agreement, expressed or implied, shall confer upon any Employee any rights or remedies, including any right to employment or continued employment, for any period except as expressly provided in writing otherwise. No provision of this Agreement shall create any third party beneficiary rights in any Hired Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Hired Employee by Buyer.

Section 7.3           Access to Information and the Real Property.

(a)          Upon reasonable notice, subject to applicable Laws, including Gaming Laws, Seller shall afford Buyer’s Representatives reasonable access, during normal business hours during the Escrow Period, to the Business and to its personnel, properties, Contracts and Books and Records (collectively, the “Inspection”) (including without limitation copies of Contracts, Licenses and other books and records of Seller) concerning business at the Casino, the Assets as Buyer or any of its Representatives reasonably may request in connection with such investigation. Among its rights under this Section 7.3, Buyer shall have the right to inspect, and take a physical count of, the Inventory. Following the execution of this Agreement and at any time after reasonable advance notice by Buyer or its Representatives to Seller, Buyer shall be granted full access to the Employees and such other Representatives of Seller who have any responsibility for the conduct of the operations at the Casino as shall be deemed reasonably necessary by Buyer to complete the transactions described in this Agreement; provided that (i) Carl Giudici, shall be the Seller representative present at all meeting with the Employees (unless Seller waives such requirement) and (ii) prior to such meetings, Buyer and Seller shall have agreed as to the scope and content of any and all matters to be addressed with the Employees.

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(b)          At any reasonable time during the Escrow Period and with prior notification to Seller, Buyer, its agents and Representatives shall be entitled to enter onto the Real Property to perform inspections and tests of the Real Property, including all structural and mechanical systems. Buyer agrees: (i) to promptly restore the Real Property to its condition prior to the making of any tests and inspections, (ii) to conduct its investigations in a manner which will not disrupt Seller’s business operations at the Real Property, (iii) not to perform, prior to Closing, any drilling or other invasive testing at the Real Property without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and (iv) to coordinate its investigations, prior to Closing, with Seller, and to use Buyer's reasonable efforts to provide Seller with advance notice of any on-site investigation in order to afford Seller an opportunity to have a Representative present during such on-site investigation. Buyer shall provide evidence of insurance to Seller covering such activities of Buyer and its consultants, shall keep the Real Property free of all liens or claims resulting from such activities and shall indemnify and hold Seller harmless from any liabilities or damages resulting from such activities.

(c)          During the ten (10) calendar day period following the Closing, as set forth in Section 1.5, upon reasonable notice, Buyer shall (and shall cause its Representatives, to) provide Seller and its Affiliates and Representatives with reasonable access and duplicating rights, during normal business hours, to all of Buyer’s personnel, properties, books, Contracts, commitments and records included in or related to the Assets and shall cooperate with Seller, as reasonably necessary for Seller to pursue any Proceeding relating to any claims in connection with this Agreement and the transactions contemplated hereby, including any Proceeding related to the Excluded Assets.

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Section 7.4           Governmental Approvals.

(a)          The parties hereto shall cooperate with each other and use their commercially reasonable efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Authorities any Approvals required (A) to be obtained or made by Seller, Buyer or any of their respective Affiliates, or the respective Representatives of any of the foregoing, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws (the Approvals described in the foregoing clauses (A) and (B) shall be collectively referred to herein as the “Governmental Approvals”), and (C) to avoid any Proceedings by any Governmental Authority that could adversely impact the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other required submissions with respect to this Agreement and the transactions contemplated hereby, as required under any applicable Law, including any applicable federal or state securities Laws, Gaming Laws and/or Liquor Laws, and (iv) comply with the terms and conditions of all Governmental Approvals. Buyer and its Representatives and Affiliates shall file within thirty (30) calendar days following the Effective Date, all required initial applications and documents in connection with obtaining the Gaming Approvals from the Nevada Gaming Commission, and the applicable parties hereto and their respective Representatives and Affiliates shall, as promptly as practicable thereafter, file all required initial applications and documents for the purpose of obtaining all other Governmental Approvals. Buyer and its Representatives and Affiliates shall act diligently and promptly to pursue such Governmental Approvals in connection with the making of all filings and submissions required hereby. Buyer shall promptly provide to Seller evidence of the filing of its application for a gaming license in connection with the transactions contemplated hereby as reasonably requested by Seller. Buyer and Seller shall use commercially reasonable efforts to schedule and attend any hearings or meetings with Governmental Authorities to obtain the Governmental Approvals as promptly as possible. To the extent practicable, and subject to applicable Laws, each party hereto will consult with the other with regard to the exchange of information relating to Buyer or Seller, as the case may be, and any of their respective Affiliates or Representatives which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer and Seller shall notify the other party promptly of the receipt of comments or requests from Governmental Authorities relating to any Governmental Approvals, and shall supply the other party with copies of all correspondence between the notifying party or any of its Representatives and Governmental Authorities with respect to such Governmental Approvals.

(b)          Without limiting Section 7.4(a), each of Buyer and Seller shall use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person.

(c)          Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose Approval is required for consummation of the transactions governed by this Agreement which causes such party to reasonably believe that there is a reasonable likelihood that such Approval from such Governmental Authority will not be obtained or that the receipt of any such Approval will be materially delayed. Buyer and Seller shall use their commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to defend any Proceedings challenging this Agreement or the consummation of the transactions governed by this Agreement, and to prevent the entry by any Governmental Authority of any decree, injunction or other order challenging this Agreement or the consummation of the transactions governed by this Agreement, and shall appeal as promptly as possible any such decree, injunction or other order or seek to have any such decree, injunction or other order vacated or reversed.

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(d)          During the Escrow Period, each party hereto shall promptly notify the other party hereto in writing of any pending or, to the knowledge of Buyer or Seller, as appropriate, threatened Proceeding by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Closing or any other transaction contemplated by this Agreement or (ii) seeking to restrain or prohibit the consummation of the Closing.

(e)          During the Escrow Period, Buyer shall provide Seller with written updates regarding the status of Gaming Approvals required to be obtained by Buyer on no less than a monthly basis.

Section 7.5           Publicity; Regulatory Filings. Seller and Buyer shall not issue any press release or other public statement before this Agreement has been executed, except as may be required by applicable Law. Notwithstanding the foregoing, the Parties acknowledge and agree that Seller or Buyer and their respective Affiliates shall have the right to provide notice to and make any filings with any Governmental Authorities, which may be required under applicable Laws, without consulting with the other.

Section 7.6           Further Assurances and Actions.

(a)          Subject to the terms and conditions herein, each party hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) using its commercially reasonable efforts to obtain all Governmental Approvals and all other Approvals as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

(b)          Without limiting the covenants in Section 7.6(a), Buyer shall use commercially reasonable efforts to promptly obtain the Gaming Approvals.

(c)          In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement or to vest Buyer with full title to the Assets and the assumption of the Assumed Liabilities, the proper Representatives of Buyer and Seller shall take all action reasonably necessary (including executing and delivering further notices, releases and agreements); provided, that if such action is necessary due to events or circumstances particular to Buyer, Buyer shall bear the cost of such action.

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Section 7.7           Real Property Transfer Tax; Closing Costs. All real estate transfer taxes and related fees (including any penalties, interest and additions to such taxes, collectively “Transfer Tax”) incurred with respect to the transfer of the Real Property to the Buyer shall be borne by Seller. Any recording fees, escrow fees and other closing costs not specifically provided for herein shall be allocated and paid by Seller or Buyer in accordance with the manner in which such costs are customarily paid by such parties in the sales of similar property in Clark County, Nevada, all as more particularly set forth in the Joint Escrow Instructions; provided, however, that each party shall pay its own attorneys’ fees.

Section 7.8           Delivery of Financial Statements and Reports; Filings.

(a)          As promptly as practicable and in any event no later than thirty (30) days after the end of each month during the Escrow Period, Seller will deliver to Buyer true and complete copies of the unaudited balance sheets, and the related unaudited statements of income, of the Casino, as of the end of each month and the portion of the fiscal year then ended, which financial statements shall be prepared on a basis consistent with the Financial Information Statements. As promptly as practicable on a weekly basis after the date hereof and before the Closing Date, Seller will deliver to Buyer a true and complete statement of the total revenues of the Casino which contains a separate line item for each category of revenue.

(b)          During the Escrow Period, Seller shall deliver to Buyer (i) true and correct copies of all reports, filings and/or notices delivered to the Nevada Gaming Commission or Nevada State Gaming Control Board on or before five (5) Business Days from the date of such delivery, and (ii) all additional Audited Financial Statements relating to the Casino on or before five (5) Business Days following Seller’s receipt thereof.

Section 7.9           Transfer of Utilities; Insurance.

(a)          Utilities. Prior to the Closing, Seller shall notify all utility companies servicing the Casino and the Real Property of the anticipated change in ownership of the Casino and the Real Property and request that all billings after the Closing are made to Buyer at the Casino address. To the extent the amounts are included in the Working Capital Adjustment, Seller shall not withdraw any deposit with the utility companies and shall take such actions as are reasonably necessary to ensure that Buyer has full benefit of the deposits following the Closing; provided, however, that if the applicable utility company will not permit such deposit to be transferred to Buyer, Seller shall have the right to obtain or withdraw the same. To the extent necessary, Buyer shall be responsible for paying, before the Closing, all deposits required by utility companies in order to continue service at the Casino and the Real Property for periods after the Transfer Time and shall take any other action and make any other payments required to assure uninterrupted availability of utilities at the Casino and the Real Property for all periods after Closing.

(b)          Insurance. Seller’s fire and casualty insurance and other insurance policies may be cancelled by Seller as of the Closing Date, and any refunded premiums shall be retained by Seller. Buyer will be responsible for procuring casualty insurance, business interruption insurance, liability insurance and other insurance policies for the Casino and the Real Property for all periods after Closing.

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Section 7.10         Certain Transactions. Prior to the Closing, neither Buyer nor Seller shall take, or agree to commit to take, (a) any action that would or is reasonably likely to materially delay the receipt of, or materially impact the ability of a party to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement; or (b) any action that would or is reasonably likely to cause any Governmental Authority to commence or re-open a Proceeding that could reasonably be expected to challenge or prevent the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date.

Section 7.11         Insurance; Casualty.

(a)          If, before the Closing, the Casino is damaged by fire or other casualty, and such damage does not result in a Seller Material Adverse Effect, then the Closing shall proceed as scheduled without any adjustment to the Purchase Price and Seller shall, after the Closing Date, (i) promptly pay to Buyer all insurance proceeds received by Seller with respect to such damage, destruction or other loss, less any proceeds applied to the physical restoration or repair of the Casino and (ii) assign to Buyer all rights of Seller against third parties (other than against its insurance carriers) with respect to any causes of action, whether or not litigation has commenced as of the Closing Date, in connection with such damage, destruction or other loss; provided, that the proceeds of such insurance shall be subject to (and recovery thereon shall be reduced by the amount of) any applicable deductibles and co-payment provisions. Any payment or reimbursement to Buyer pursuant to the foregoing shall constitute full compensation for the damage to the Casino, and Seller shall have no responsibility for restoration or repair of the Casino or any resultant loss, directly, by subrogation, or otherwise.

(b)          If, before the Closing, the Casino is damaged by fire or other casualty, and such damage results in a Seller Material Adverse Effect (it being understood and agreed among the parties hereto that any damage, destruction or other loss to the Casino for which the cost of restoration or repair exceeds twenty-five percent (25%) of the Purchase Price shall constitute a Seller Material Adverse Effect for purposes of this Section 7.11), then either Buyer or Seller may terminate this Agreement upon providing written notice to the other parties hereto and the Escrow Agent on or before the earlier of (i) fifteen (15) days from the date of such damage or (ii) the Closing Date. In the event that this Agreement is not timely terminated pursuant to this Section 7.11(b), then such damage shall be treated as if it did not result in a Seller Material Adverse Effect and shall instead be governed by Section 7.11(a).

(c)          This Section 7.11 is intended as an express provision with respect to casualty of the Real Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

Section 7.12         Employee Matters. Except as may be required by Law or except as set forth on Schedule 5.17, or as otherwise agreed to by Buyer in writing, Seller will refrain from directly or indirectly:

(a)          making any increase in the salary, wages or other compensation of any Employee out of the ordinary course of business consistent with past practices of the Business, unless otherwise required by any employment related Contract; or

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(b)          adopting, entering into or becoming bound by any Benefit Plan, employment related Contract or collective bargaining agreement with respect to the Casino or any of the Employees, or amending, modifying or terminating (partially or completely) any such employment related Contract or collective bargaining agreement, except to the extent required by applicable Law or employment related Contract and, in the event compliance with legal requirements presents options, only to the extent that the option which Seller reasonably believes to be the least costly and in the best interest of the Business is chosen.

Section 7.13         Certain Restrictions. Seller will refrain from the following without the prior written approval of Buyer:

(a)          acquiring or disposing of any Assets, other than the sale of Inventory in the Ordinary Course of Business consistent with past practice, or creating or incurring any Lien on any Assets that survive the Closing;

(b)          terminating (partially or completely) any Contract or any License that is material to the conduct of the operations at the Casino, unless such Contract or License is being replaced in the ordinary course of business;

(c)          violating, breaching or defaulting under, in any material respect, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any Contract or any License;

(d)          engaging in any transaction that survives the Closing with respect to the Assets with the Equity Owner or any officer or director of Seller, either outside the ordinary course of business consistent with past practice or other than on an arm's length basis; or

(e)          making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of the Assets in an aggregate amount exceeding $10,000 unless such capital expenditures are paid in full by Seller prior to the Closing.

Section 7.14         Delivery of Books and Records. On the Closing Date, Seller will deliver or make available to Buyer all of the Books and Records of Seller relevant to the operation of the Assets or relating to the Real Property as are in Seller's possession.

Section 7.15         Noncompetition and Confidentiality. From and after the Closing Date:

(a)          Seller and the Equity Owner will refrain from, either alone or in conjunction with any other Person, or directly or indirectly through its present or future Affiliates, employees or consultants, for a period of three (3) years from the Closing Date:

(i)          employing, engaging or seeking to employ or engage any Person who had been an Employee or employee of the Casino or any of its Affiliates as of the date of this Agreement and as of the Closing Date;

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(ii)         causing or attempting to cause any client, customer or supplier of the Casino to terminate or materially reduce its business with Buyer or any of its Affiliates;

(iii)        participating or engaging in (other than through the ownership of any class of securities registered under the Securities Exchange Act of 1934, as amended) the gaming business or providing gaming services, within a fifteen (15) mile radius of the Casino; provided, however that Seller and the Equity Owner may own or operate: (i) the property known as the Klondike Sunset Casino located at 444 W. Sunset Road, Henderson, NV 89015, and (ii) a restaurant and bar which does not participate or engage in any gaming or casino activities, other than restricted gaming with no more than fifteen (15) gaming devices.

(b)          Seller and Equity Owner acknowledge that following the Closing, all information concerning the Business, including without limitation, the Intellectual Property Rights, customer lists, supplier lists, business plans, marketing plans, financial information or any other information pertaining to the Casino which is material to Buyer and is not generally known by or disclosed to the public (collectively, the “Confidential Information”), will be the property of Buyer and continues to be confidential. Following the Closing, neither Seller nor the Equity Owner, nor any of the officers, directors or employees of Seller will disclose or use any of the Confidential Information for any purpose whatsoever, except as permitted under this Agreement or the Closing Documentation to which Seller will be a party or as required by applicable Law.

(c)          From the date of execution of this Agreement through the Closing Date, the Equity Owner will refrain from, either alone or in conjunction with any other Person (including, without limitation, present or future Affiliates, employees or consultants), directly or indirectly: employing, engaging or seeking to employ or engage any Person that is an Employee of Seller or any of its Affiliates as of the date of this Agreement.

(d)          Seller and the Equity Owner agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and accordingly, Seller and Equity Owner hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved or posting a bond, in order that the breach or threatened breach of such provisions may be effectively restrained.

Section 7.16         Notice and Cure.

(a)          Seller will notify Buyer in writing (where appropriate, through updates to the Disclosure Schedules) of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes Known to Seller, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to indemnification under Section 10.2(a).

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(b)          Buyer will notify Seller in writing of, and contemporaneously will provide Seller with true and complete copies of any and all information or documents relating to, and will use best efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Buyer, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Buyer under this Agreement to be breached or that renders or will render untrue any representation or warranty of Buyer contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Seller's right to seek indemnity under Section 10.2(b).

Section 7.17         Fulfillment of Conditions.

(a)          Seller will execute and deliver at Closing each of the Closing Documentation that it is required hereby to be executed and delivered as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Buyer contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

(b)          Buyer will execute and deliver at the Closing each of the Closing Documentation that Buyer is hereby required to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each other condition to the obligations of Seller contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

Section 7.18        Use of Name. From and after the Closing, Seller and Equity Owner agree not to use or allow any of its or their Affiliates to use the name Club Fortune Casino or similar names or derivatives thereof, any other trademarks or trade names included within the Assets or any names reasonably similar thereto in connection with any business related to, or competitive with, the Club Fortune Casino as presently conducted.

Section 7.19         Real Property. On the Closing Date, Seller shall deliver from Susana Banda-Avila a quit claim deed in favor of Buyer or an affidavit, in form and substance reasonably satisfactory to Buyer and the Title Insurer from whom Buyer shall procure title insurance for the Real Property, pursuant to which she acknowledges that she at no time owned an interest in the Real Property or Assets.

Section 7.20        Use of Customer Database. From and after the Closing, Buyer shall use, resell and publish, and Buyer shall cause their respective Affiliates and Representatives to use, resell and publish, the Customer Database only in accordance with all applicable Laws and any agreement or representation made by Seller to the patrons of the Business when such information was solicited or acquired, which agreements or representations have been first disclosed in writing to Buyer on Schedule 7.20, to be provided within thirty (30) days following the Effective Date. Buyer further agrees not to use the Customer Database in any illegal manner, nor use it to engage in any activity that would constitute spamming under any applicable jurisdiction’s Laws.

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Section 7.21         No Control. Except as permitted by the terms of this Agreement, prior to the Closing, Buyer shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Casino or the Assets. Until the Closing, the operations and affairs of the Casino and the Assets are the sole responsibility of and under Seller’s complete control, except as provided for in this Agreement.

Section 7.22        Supplementation and Amendment of Disclosure Schedules. During the Escrow Period, Seller shall supplement or amend the Disclosure Schedules prepared by Seller with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedules pursuant to this Agreement. No such supplement or amendment shall have any effect on the satisfaction of the condition to the Closing set forth in Section 8.2(a), so long as such supplement or amendment does not evidence a Seller Material Adverse Effect; provided, however, if the Closing shall occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article X hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment delivered to Buyer no less than three (3) Business Days prior to the Closing.

Section 7.23         Mutual Bank Credit Facility. Seller shall cause any Liens imposed pursuant to the Mutual Bank Credit Facility on the Assets to be released on or prior to the Closing.

Section 7.24         Changeover/Closure Plan. Buyer shall cooperate with Seller to prepare the changeover/closure plan pursuant to, and as required by, the Nevada State Gaming Control Board.

Section 7.25         No Solicitations or Business Dispositions. Upon the execution of this Agreement through the Escrow Period, Seller and the Equity Owner will not take (or authorize or permit any, investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller or Equity Owner to take), directly or indirectly, any action to solicit, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Casino or permitting access to the Assets and Real Property and Books and Records of Seller) any offer or inquiry from any Person, other than Purchaser, to (i) engage in any sale or other disposition of all or any substantial part of the Casino, whether through the sale of the stock or assets of Seller by merger, consolidation or otherwise (a “Business Disposition"), (ii) reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any disposition of the Assets or (iii) furnish or cause to be furnished any information with respect to Seller to any Person who Seller, knows or has reason to believe is in the process of considering any transaction that would result in a disposition of the Assets.

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ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1           Conditions to Each Party’s Obligation to Effect the Closing.

(a)          The respective obligations of each party to this Agreement to effect the Closing is subject to there being no order, stay, writ, decree, judgment, injunction or Law enacted, issued, promulgated, enforced or entered by any Governmental Authority (whether temporary, preliminary or permanent) which has the effect of preventing, prohibiting, restricting, restraining or enjoining the Closing or the consummation of the transactions contemplated hereby on or prior to the Closing Date, except that this condition may be waived in whole or in part in a writing executed by all of the parties hereto.

(b)          Each of the Gaming Authorities shall have determined that Buyer is a suitable purchaser for the Business and Casino and shall have approved the sale of the Casino and Assets and shall have licensed the Buyer's ability to assume control and operation of the Casino and Assets and the Business as of the Closing Date. Approvals from all other applicable counties, cities and other municipalities having jurisdiction over the gaming and liquor operations on the Casino shall have been obtained. No certificate of occupancy or any liquor or gaming license shall have been revoked or suspended by the responsible governmental agency.

Section 8.2           Additional Conditions to Obligation of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction of each of the following conditions prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Buyer:

(a)          Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing as though such representations and warranties were made at such time (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) except for changes after the Effective Date which are contemplated or expressly permitted by this Agreement or as would not have a Seller Material Adverse Effect. Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer or other authorized representative of Seller.

(b)          Performance of Obligations of Seller. Seller shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including the delivery of the Closing Documentation listed in Section 4.2 which are to be delivered by or on behalf of Seller. Buyer shall have received a certificate to such effect signed on behalf of Seller by an officer or other authorized representative of such Seller.

(c)          Intentionally omitted.

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(d)          No Seller Material Adverse Effect. There shall not have occurred any Seller Material Adverse Effect.

(e)          Release and Discharge of Monetary Liens. Seller shall have delivered to Buyer a payoff letter, together with a UCC-3 termination statement (or, alternatively, an authorization to discharge all applicable UCC-1 financing statements upon payment of all amounts specified in the payoff letter) and a discharge or release of deed of trust, from each creditor of Seller for all amounts owed under existing Indebtedness of Seller for which a Monetary Lien exists that is not an Assumed Contract or Assumed Liability (collectively, the “Payoff Amounts”). At Closing, the Payoff Amounts shall be paid by Escrow Agent from Seller’s funds to such creditors in accordance with the Joint Escrow Instructions in order to effect the complete satisfaction, release and discharge of any and all Monetary Liens that are not Assumed Contracts or Assumed Liabilities, and Escrow Agent shall, at Seller’s cost and expense, file or record the UCC-3 termination statements and discharges or releases of deeds of trust and in the appropriate jurisdiction to effect same.

Section 8.3           Additional Conditions to Obligation of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which may be waived in whole or in part in writing exclusively by Seller:

(a)          Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing as though such representations and warranties were made at such time (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) except for changes after the Effective Date which are contemplated or expressly permitted by this Agreement or as would not have a Buyer Material Adverse Effect. Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer or other authorized representative of Buyer.

(b)          Performance of Obligations of Buyer. Buyer shall have performed and complied with, in all material respects, all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing, including the delivery of the Closing Documentation listed in Section 4.2 which are to be delivered by or on behalf of Buyer. Seller shall have received a certificate to such effect signed on behalf of Buyer by an officer or other authorized representative of Buyer.

ARTICLE IX

TERMINATION

Section 9.1           Termination. This Agreement may be terminated at any time prior to the Closing (except with respect to Section 9.1(a), upon written notice by the terminating party to the other party or parties and Escrow Agent) as follows:

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(a)          by mutual written agreement of Seller and Buyer;

(b)          by either Buyer or Seller if the transactions contemplated hereby shall not have been consummated on or prior to the Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before the Outside Date;

(c)          by either Buyer or Seller if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or materially contributed to, such action;

(d)          by Buyer, if Seller has breached any representation, warranty, covenant or agreement on the part of such Seller set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty (30) calendar day period but can be reasonably cured prior to the Outside Date, and Seller is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(d) prior to the Outside Date; provided, further, that Buyer’s right to terminate this Agreement under this Section 9.1(d) shall not be available if, at the time of such intended termination, Seller has the right to terminate this Agreement under Section 9.1(b), Section 9.1(c), Section 9.1(e) or Section 9.1(g);

(e)          by Seller, if Buyer has breached any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement which (i) would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b), and (ii) is not cured in all material respects within thirty (30) calendar days after written notice thereof; provided, that if such breach cannot reasonably be cured within such thirty (30) calendar day period but can be reasonably cured prior to the Outside Date, and Buyer is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 9.1(e); provided, further, that Seller’s right to terminate this Agreement under this Section 9.1(e) shall not be available if, at the time of such intended termination, Buyer has the right to terminate this Agreement under Section 9.1(b), Section 9.1(c), Section 9.1(d) or Section 9.1(f);

(f)          by Buyer, pursuant to the provisions of Section 11.2(b) or Section 11.3; or

(g)          by either Buyer or Seller pursuant to the provisions of Section 7.11(b).

Section 9.2           Effect of Termination.

(a)          Liability. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no further Liability on the part of Buyer or Seller, or their respective Affiliates or Representatives, other than this Section 9.2, Buyer’s indemnification obligations set forth in Section 7.3 or as otherwise specifically provided herein; provided, that nothing contained in this Section 9.2 shall relieve or limit the Liability of any party to this Agreement for any fraudulent or willful breach of this Agreement.

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(b)          Fees and Expenses. Except as otherwise expressly provided in this Agreement, all attorneys’, accountants’ and other professionals’ fees, charges and expenses incurred in connection with the drafting and negotiation of this Agreement and consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Closing is consummated. Any cancellation charges of the Escrow Agent or Title Insurer shall be paid by the party who breached this Agreement, and, if no party breached this Agreement, then each of Seller and Buyer shall pay one-half of such cancellation charges.

(c)          Application of the Deposit.

(i)          Upon the termination of this Agreement pursuant to Section 9.1(a), Section 9.1(d), Section 9.1(f) or Section 9.1(g), the Deposit shall be refunded to Buyer and such refund shall be Buyer’s sole and exclusive remedy for termination of this Agreement pursuant to Section 9.1(a), Section 9.1(d), Section 9.1(f) or Section 9.1(g), and Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to any other remedy available at law or in equity, including specific performance, consequential or punitive damages or any right to reimbursement of attorneys’ fees or other transaction costs.

(ii)         Upon the termination of this Agreement pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(e), the Deposit shall be paid to Seller as liquidated damages and as Seller’s sole remedy hereunder. Buyer and Seller agree that in the event of such a termination that it would be impractical and extremely difficult to estimate the damages suffered by Seller as a result thereof and that under the circumstances existing as of the Effective Date, the liquidated damages provided for in this subsection represent a reasonable estimate of the damages which Seller will incur as a result of such termination, provided, that this provision will not limit Seller’s right to receive reimbursement for attorneys’ fees incurred in connection with recovering the Deposit nor waive or affect Buyer’s indemnity obligations set forth in this Agreement, including pursuant to Section 7.3, and Seller’s rights to be indemnified in accordance therewith. Therefore, Buyer and Seller do hereby agree that a reasonable estimate of the total net detriment that Seller would suffer in the event that this Agreement is terminated pursuant to Section 9.1(b), Section 9.1(c) or Section 9.1(e) is an amount equal to the Deposit. The payment of such amount as liquidated damages is not intended as a forfeiture or a penalty, but is intended to constitute liquidated damages to Seller.

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ARTICLE X

SURVIVAL; INDEMNIFICATION

Section 10.1         Survival of Representations, Warranties, Covenants and Agreements.

(a)          Except as set forth in Article IX and Section 10.1(b) of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any party’s Affiliate or any of their Representatives whether prior to or after the Effective Date.

(b)          The representations and warranties made by Seller, Equity Owner and Buyer in this Agreement shall survive the Closing until (and claims based upon or arising out of such representations and warranties may only be asserted at any time before) the date that is one (1) year following the Closing Date. The period of time a representation or warranty survives the Closing pursuant to the preceding sentence shall be the “Survival Period” with respect to such representation or warranty. The parties hereto intend for the preceding two sentences to shorten the otherwise applicable statute of limitations and agree that, subject to the last sentence of this Section 10.1(b), no claim may be brought based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the Survival Period with respect to such representation or warranty. The covenants and agreements of the parties hereto in this Agreement shall survive the Closing without any contractual limitation on the period of survival (other than those covenants and agreements that are expressly required to remain in full force and effect for a specified period of time). The termination of the representations and warranties provided herein shall not affect an Indemnified Party in respect of any claim made by such Indemnified Party in reasonable detail in a writing received by the Indemnifying Party prior to the expiration of the Survival Period provided herein.

(c)          Notwithstanding anything contained herein to the contrary, if the Closing has occurred and if Seller has not waived, relinquished and released all rights or remedies available to it at law, in equity or otherwise as provided hereunder, except in the case of fraud or intentional misrepresentation by Buyer the total aggregate liability of Buyer arising pursuant to or in connection with Buyer's representations, warranties, covenants and other obligations (whether express or implied) arising from this Agreement and/or any Closing Documentation executed by Buyer in connection with this Agreement, will not exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate. Seller acknowledges and agrees that the limits and restrictions upon any claim by Seller as set forth in this Section have been specifically negotiated and agreed upon by and between the parties hereto and that Buyer would not be willing to enter into this Agreement without Seller's agreement to these restrictions and that the same are therefore binding and effective upon Seller and its successors and assigns. This Section will survive the Closing.

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Section 10.2         Indemnification.

(a)          From and after the Closing, Seller and the Equity Owner, jointly and severally, shall indemnify, save and hold harmless Buyer and its Affiliates (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) from and against any and all losses, Liabilities, damages and demands (whether or not arising out of third-party claims), including interest, penalties and reasonable attorneys’ fees (collectively, “Damages”), incurred in connection with, arising out of or resulting from any of the following:

(i)          subject to the provisions of Section 10.1, any breach of any representation or warranty made by any Seller in this Agreement;

(ii)         any breach of any covenant or agreement made, or to be performed, by any Seller in this Agreement or in any Closing Documentation, including Seller’s obligations to pay fees and commissions to Seller’s Broker;

(iii)        the Excluded Liabilities;

(iv)        the ownership, use, operation or maintenance of the Excluded Assets;

(v)         except for the Assumed Liabilities, the ownership, use, operation or maintenance of the Assets prior to the Closing or the conduct of Business prior to the Closing;

(vi)        any liabilities and obligations which have accrued with respect to any claims by Employees arising as a result of the actions or failure to act by Seller and its Representatives through and including the Closing Date or under any Benefit Plan or Section 5.11(b) relating to liabilities or obligations of Buyer under COBRA;

(vii)       any Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to Seller or the Assets for all periods prior to the Closing Date, including Sales Taxes;

(viii)      any failure of Seller to perform or satisfy any liability or obligation of Seller hereunder of any nature, fixed, absolute, accrued, contingent or otherwise;

(ix)         any claims relating to a violation of an Environmental Law occurring prior to the Closing Date;

(x)          the operation of the Casino or the ownership, use or operation of any Asset prior to the Closing Date; or

(xi)         any litigation arising from or relating to items (i) through (x) above.

(b)          From and after the Closing, Buyer shall indemnify, save and hold harmless Seller, Equity Owner and their respective Affiliates (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with, arising out of or resulting from any of the following:

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(i)          any breach of any representation or warranty made by any Buyer in this Agreement;

(ii)         any breach of any covenant or agreement made, or to be performed, by any Buyer in this Agreement;

(iii)        the Assumed Liabilities;

(iv)        except for the Excluded Liabilities, the ownership, use, operation or maintenance of the Assets (including the Customer Database) from and after the Closing or the operation of the Casino from and after the Closing;

(v)         claims by Hired Employees based on facts or events occurring or failing to occur from and after the Closing or for compensation, bonuses or benefits earned or accruing from and after the Closing;

(vi)        any claims made by any Employees related to the failure by Buyer to hire such Employees, including any discrimination claims related thereto;

(vii)       any Taxes and related penalties, interest or other charges for any unaccrued or unreported Tax liabilities with respect to Buyer for all periods following the Closing Date, including any Sales Tax; or

(viii)      any failure of Buyer to perform or satisfy any liability or obligation of Buyer hereunder of any nature, fixed, absolute, accrued, contingent or otherwise;

(ix)         any claims relating to a violation of an Environmental Law occurring after the Closing Date;

(x)          the operation of the Business or the ownership, use or operation of any Asset on or after the Closing Date; and

(xi)         any litigation arising from or relating to items (i) through (x) above.

Section 10.3         Interpretation.

(a)          Notwithstanding anything in this Agreement to the contrary, the term “Damages” shall not include any consequential, special or incidental damages, claims for lost profits, or punitive or similar damages.

(b)          Notwithstanding anything to the contrary in this Agreement, neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to any recovery of Damages pursuant to this Article X to the extent that any of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, had knowledge as of the Closing of any matter that gives rise to such Damages, including the breach of any representation, warranty, covenant or agreement of Seller, Equity Owner or Buyer in this Agreement, as applicable.

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Section 10.4        Procedure for Claims between Parties. If a claim for Damages is to be made by a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) entitled to indemnification hereunder, such party shall give written notice describing in reasonable detail the claim and the total monetary damages sought (each, a “Notice”) to the indemnifying party hereunder (the “Indemnifying Party” and collectively, the “Indemnifying Parties”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article X. Any failure to timely submit any such Notice to the Indemnifying Party shall not relieve any Indemnifying Party of any Liability hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure.

Section 10.5         Defense of Third Party Claims. If any Proceeding or other enforcement action is filed against an Indemnified Party by any third party, or in the case of Taxes, any Proceeding is initiated by a Governmental Authority (each, a “Third Party Claim”) for which indemnification under this Article X may be sought, Notice thereof shall be given to the Indemnifying Party as promptly as practicable. The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party was actually prejudiced by such failure. The Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (a) to take control of the defense and investigation of such Third Party Claim, (b) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Parties and an Indemnified Party, and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to an applicable Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ reasonable cost, risk and expense, to separate counsel (provided, that such counsel is reasonably acceptable to the Indemnifying Party), and (c) to compromise or settle such claim, which compromise or settlement shall be made (i) only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, and (ii) such compromise or settlement contains an unconditional release of the Indemnified Party in respect of such claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the Proceeding and defense of such Third Party Claim and any appeal arising therefrom; provided, that the Indemnified Party may, at its own cost, participate in the Proceeding and defense of such Third Party Claim and any appeal arising therefrom. The parties hereto shall cooperate with each other in any notifications to insurers. If the Indemnifying Party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Notice, the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ reasonable cost, risk and expense, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

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Section 10.6         Limitations on Indemnity.

(a)          No Buyer Indemnified Party shall seek, or be entitled to, indemnification from Seller pursuant to Section 10.2(a) to the extent the aggregate claims for Damages of the Buyer Indemnified Parties for which indemnification is sought pursuant to Section 10.2(a) is less than Ten Thousand Dollars ($10,000.00) (the “Threshold”) or exceeds an amount equal to Five Million Dollars ($5,000,000.00) (the “Cap”); provided, that, if the aggregate of all claims for Damages for which indemnification is sought pursuant to Section 10.2(a) equals or exceeds the Threshold, then Buyer shall be entitled to recover such Damages only to the extent such Damages exceed the Threshold, but in any event not to exceed the Cap.

(b)          In calculating the amount of any Damages payable to an Indemnified Party hereunder, the amount of the Damages (i) shall not be duplicative of any other Damage for which an indemnification claim has been made, and (ii) shall be computed net of any amounts actually recovered by such Indemnified Party under any insurance policy with respect to such Damages (net of any costs and expenses incurred in obtaining such insurance proceeds). If an Indemnifying Party pays an Indemnified Party for a claim and subsequently insurance proceeds in respect of such claim is collected by the Indemnified Parties, then the Indemnified Party promptly shall remit the insurance proceeds (net of any costs and expenses incurred in obtaining such insurance proceeds) to the Indemnifying Party. The Indemnified Parties shall use commercially reasonable efforts to obtain from any applicable insurance company any insurance proceeds in respect of any claim for which the Indemnified Parties seek indemnification under this Article X.

Section 10.7       Payment of Damages. An Indemnified Party shall be paid in cash by an Indemnifying Party the amount to which such Indemnified Party may become entitled by reason of the provisions of this Article X, within thirty (30) calendar days after such amount is determined either by mutual agreement of the parties or on the date on which both such amount and an Indemnified Party’s obligation to pay such amount have been determined by a final judgment of a Governmental Authority having jurisdiction over such proceeding.

Section 10.8         Exclusive Remedy. After the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for Damages arising out of, resulting from or incurred in connection with any claims regarding matters arising under or otherwise relating to this Agreement; provided, that this exclusive remedy for Damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement. Without limiting the foregoing, Buyer and Seller each hereby waive (and, by their acceptance of the benefits under this Agreement, each Buyer Indemnified Party and Seller Indemnified Party hereby waives), from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud or willful misconduct) such party may have against the other party arising under or based upon this Agreement or any schedule, exhibit, the Disclosure Schedules, document or certificate delivered in connection herewith, and no legal action sounding in tort, statute or strict liability may be maintained by any party (other than a legal action brought solely to enforce the provisions of this Article X). Notwithstanding anything to the contrary in this Section 10.8, in the event of a fraudulent breach of the representations, warranties, covenants or agreements contained herein by Buyer or Seller, the relevant Indemnified Party shall have all remedies available at law or in equity (including for tort) with respect thereto.

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Section 10.9         Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article X shall be treated by the parties hereto for federal income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE XI

TITLE TO PROPERTY AND TITLE REQUIREMENTS

Section 11.1         Title Commitment and UCC Search. Buyer has obtained a copy of the title commitment for the Real Property, dated effective April 13, 2015, issued by Escrow Agent as the issuing agent for Title Insurer, in connection with its Escrow No. 15-04-1040-DTL (the “Title Commitment”), and a copy of the Secretary of State Uniform Commercial Code search of Seller (Job Number U20150505-0110 and U20150505-0115), as debtor, each dated as of May 15, 2015 (collectively, the “UCC Search”). Buyer has provided a true and correct copy of such Title Commitment and UCC Search to Seller. Buyer hereby acknowledges receipt of the Title Commitment and the UCC Search as evidence of the status of Seller’s title to the Assets and acceptance of the matters thereon as Permitted Liens. Buyer agrees to accept title to the Assets subject to Permitted Liens. Buyer and Seller shall each pay one-half (1/2) of the premium for the Title Policy.

Section 11.2         Defects Arising after the Effective Date.

(a)          The Title Commitment and UCC Search shall be updated not later than ten (10) calendar days prior to the Closing by Seller and Seller shall cause the Title Insurer to issue a pro forma title policy, together with all endorsements required by Buyer, all in a form acceptable to Buyer (the “Pro Forma Title Policy”). If the updated Title Commitment or UCC Search discloses defects in title not shown by the Title Commitment, UCC Search, Disclosure Schedules or this Agreement which render Seller’s title to the Real Property unmarketable and uninsurable (“Non-Monetary Defect”), or, if the Real Property should become subject to a Monetary Defect (together with any Non-Monetary Defect, “Defects”), Buyer may object to such Defect(s) by delivering to Seller an itemized written notice of Buyer’s objection to such Defect(s) (“Defect Notice”) within ten (10) calendar days after the date of receipt by Buyer of the updated Title Commitment or UCC Search or, if earlier, the Closing Date (the “Notice Period”). Defect(s) will not be deemed to include any Permitted Liens. Buyer’s failure to deliver a Defect Notice during the Notice Period shall be deemed a waiver of Buyer’s right to object to such Defects, and Buyer shall then accept such title as is described in the Title Commitment and UCC Search, as updated, without reserving any claim against Seller for such Defect(s).

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(b)          If Buyer provides a Defect Notice to Seller in accordance with Section 11.2(a) during the Notice Period, Seller shall have five (5) calendar days after receipt of the Defect Notice within which to give written notice to Buyer as to whether Seller elects to cure any Non-Monetary Defects. Failure to notify Buyer in writing within such period of Seller’s election shall be deemed Seller’s election not to cure any such Non-Monetary Defects. If Seller elects, in its sole discretion, to cure any Non-Monetary Defects, Seller shall have thirty (30) calendar days after receipt of the Defect Notice (or, if longer, until the Closing Date) to cure any such Non-Monetary Defects which it elected to cure, and the Closing Date shall, if necessary, be extended accordingly. Buyer shall have five (5) calendar days following either receipt of Seller’s notice electing not to cure any Non-Monetary Defect or the date on which Seller is deemed to have elected not to cure any Non-Monetary Defect in which to elect either to (i) waive their objection to any Non-Monetary Defect that Seller does not elect or are deemed not to elect to cure; or (ii) terminate this Agreement upon written notice to Seller and the Escrow Agent. Seller shall be obligated to cure Monetary Defects in accordance with Section 11.2(c).

(c)          Seller shall be under no obligation to remove Non-Monetary Defects, and any failure or refusal of Seller to do so shall not be a default of Seller hereunder. Seller shall be obligated to cure monetary Liens encumbering the Real Property (other than any non-delinquent Taxes and assessments and any monetary Liens created or suffered by Buyer) which are unpaid and liquidated at the Closing (“Monetary Defects”) in the manner provided below. For purposes of the prior sentence, a monetary Lien is “liquidated” only if it is fixed either by agreement of Seller and the Person asserting such Lien or by operation of Law. In order to cure a Monetary Defect, Seller shall have the option to extend the Closing Date for a period of thirty (30) calendar days, by giving written notice of such extension election to Buyer and the Escrow Agent on or prior to the Closing Date. Seller may cure Monetary Defects by any of the following methods: (i) payment and release of such Monetary Defect of record; (ii) posting a bond under Chapter 108 with respect to any mechanic’s lien which causes such Monetary Defect to cease to be a Lien on the Real Property; (iii) providing indemnification to the Title Insurer against adverse final adjudication of any Monetary Defect and having the Title Insurer provide the Title Policy which deletes such Monetary Defect as an exception; or (iv) an adjustment to the Purchase Price providing Buyer with a credit for the amount of such Monetary Defect.

Section 11.3         Failure to Cure Defects. If Seller (a) elects to cure a Non-Monetary Defect, but fails to do so on or before the Closing, or (b) fail to cure a Monetary Defect on or before the Closing, this Agreement shall, at the option of Buyer (to be exercised by written notice to Seller and the Escrow Agent given no later than the Closing Date), be terminated; provided, that if Buyer so elects, Buyer may accept such title as is tendered by Seller without reduction in the Purchase Price, or reservation of claim against Seller.

Section 11.4        Survey. Buyer has been provided that certain ALTA Survey for the Real Property, dated January 15, 2013, prepared by Cardno WRG, Project Number 3130231.00 (the “Survey”). Buyer hereby acknowledges receipt of the Survey and acceptance of the matters thereon as Permitted Liens. The Survey shall be updated and recertified to Buyer not later than five (5) calendar days prior to the Closing. Buyer and Seller shall each pay one-half (1/2) of the costs of such update and recertification. If the updated and recertified Survey reveals: (a) any material encroachments of the Real Property onto property of others; (b) any material encroachments of property of others onto the Real Property; (c) the location of any title matter on the Real Property in a manner that would materially and adversely affect the ability to use the Casino as presently constructed and located on the Real Property; or (d) any other matter which would render Seller’s title to the Casino and/or the Real Property uninsurable and unmarketable, and if, in each case, such matters were not revealed by the Survey, then such disclosure shall be a “Non-Monetary Defect” as to which the provisions of Section 11.2 and Section 11.3 shall govern Buyer’s and Seller’s rights and obligations.

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ARTICLE XII

MISCELLANEOUS

Section 12.1         Public Announcements. At all times at or before the Closing, the parties hereto will not, except as otherwise required by applicable Law, issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other party (and any such disclosures shall not be made unless the other party has been provided no less than three (3) days written notice). Following the execution of this Agreement and in connection therewith, Purchaser will disseminate a press release to the public and Purchaser will file a Form 8-K with the Securities and Exchange Commission and make all other filings as required by applicable Law, including the federal securities laws.

Section 12.2         Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)          This Agreement and the transactions contemplated hereby, and all disputes between the parties hereto under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Nevada, applicable to contracts executed in and to be performed entirely within the State of Nevada, without regard to the conflicts of laws principles thereof.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Nevada state court, or federal court of the United States of America, sitting in Clark County, Nevada, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Nevada state court or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Nevada State or federal court. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

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(c)          EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.2(C).

Section 12.3         Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, sent by facsimile transmission (so long as, concurrently with facsimile transmission, a hard copy of such notice is sent by any other means permitted hereunder) or mailed (first class postage prepaid or by a national overnight delivery service) to the parties at the following addresses or facsimile numbers:

If to Purchaser, to:	Nevada Gold & Casinos LV, LLC
133 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
Attn: Michael P. Shaunnessy, Chief Executive Officer
Facsimile No.: (702) 685-1265

with a copy to:	Ernest E. East, General Counsel
133 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
Facsimile No.: (702) 685-1265

If to a Seller:	Carl E. Giudici
725 South Racetrack Road
Henderson, Nevada 89015
Facsimile No.: (702) 719-5655
Email: cgcfc@gamingventuresinc.com
Email: susieg@gamingventuresinc.com

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with a copy to:	Bruce A. Leslie, Esq.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169
Facsimile No.: (702) _________
bleslie@bleslielaw.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or by overnight delivery in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

Section 12.4         Interpretation. When a reference is made in this Agreement to “Sections,” “Exhibits” or “Schedules” (including the Disclosure Schedules), such reference shall be to a section or exhibit or schedule (including the Disclosure Schedules) of this Agreement unless otherwise indicated. All Exhibits and Schedules (including the Disclosure Schedules) of this Agreement are incorporated herein by this reference. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to a Person are also to his, her or its successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations, and references to all attachments thereto and instruments incorporated therein. The masculine, feminine or neuter gender, and the singular and plural number, shall each be considered to include the others whenever the context so requires. Each of Buyer and Seller may be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

Section 12.5         Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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Section 12.6        Entire Agreement. This Agreement and all documents and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof; provided, that the Confidentiality Agreement shall remain in full force and effect after the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Seller nor Buyer make any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective Representatives of any documentation or other information with respect to any one or more of the foregoing.

Section 12.7         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.8      No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of Law and (b) subject to Seller’s Consent, not to be unreasonably withheld or delayed, that Buyer may assign any or all of its rights, interests and obligations hereunder or under any, but in no case less than all, Closing Documentation (including without limitation its rights under Article X) to a wholly owned subsidiary of UWN, provided that any such subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and written notice is provided to Seller no less than three (3) Business Days prior to such assignment. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

Section 12.9       Parties of Interest; No Third Party Beneficiaries. THIS AGREEMENT SHALL BE BINDING UPON AND INURE SOLELY TO THE BENEFIT OF EACH PARTY HERETO AND ITS SUCCESSORS AND PERMITTED ASSIGNS, AND NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO OR SHALL CONFER UPON ANY OTHER PERSON ANY RIGHT, BENEFIT OR REMEDY OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

Section 12.10      Counterparts. This Agreement may be executed by facsimile or other electronic transmission and/or in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.11      Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties. In the event of any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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Section 12.12      Amendment. This Agreement may not be amended except by an instrument in writing signed by each of Buyer and Seller.

Section 12.13      Extension; Waiver. At any time prior to the Closing, Buyer and Seller by action taken or authorized by their respective governing boards, managing members or equivalent governing Persons may, to the extent legally allowed (a) extend the time for or waive the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 12.14       Attorneys’ Fees. In the event any party incurs legal fees or other costs to enforce any of the terms of this Agreement, to resolve any dispute with respect to its provisions, or to obtain damages for breach thereof, whether by prosecution or defense, the unsuccessful party to such action shall pay the prevailing party’s reasonable expenses, including attorneys’ fees and costs, incurred in such action.

Section 12.15      Time of Essence. Time is of the essence with respect to this Agreement and all terms, provisions, covenants and conditions hereof.

Section 12.16       Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 12.17      Exhibits and Schedules. All Exhibits and Schedules, including the Disclosure Schedules annexed to this Agreement are incorporated in and made a part of this Agreement as if set forth in full.

Section 12.18      Joinder of UWN. UWN joins in the execution of this Agreement for the purposes of: (i) evidencing its consent to the terms, covenants, provisions and conditions herein contained; (ii) evidencing its agreement to issue the UWN Seller Shares as a part of the Purchase Price as provided in Section 3.1; and (iii) evidencing its agreement to and does hereby guaranty the full and prompt payment and performance of all promises, obligations, covenants, representations and warranties of the Buyer as herein contained, as contained in the Closing Documentation and under the Adjacent Site Lease.

[SIGNATURE PAGE FOLLOWS.]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SELLER:

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By:
Name: Carl Giudici
Title: President and Chief Executive Officer

EQUITY OWNER

By:
Name: Carl Giudici

BUYER:

NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company

By:
Name: Michael P. Shaunnessy
Title: Manager

UWN:

NEVADA GOLD & CASINOS, INC., a Nevada corporation

By:
Name: Michael P. Shaunnessy
Title: President and Chief Executive Officer

EXHIBIT “A”

LEGAL DESCRIPTION

A TRACT OF LAND BEING A PORTION OF “LOT 1” OF THAT CERTAIN FINAL MAP ENTITLED “CLUB FORTUNE CASINO, A COMMERCIAL SUBDIVISION”, RECORDED SEPTEMBER 11, 2009 IN BOOK 142, PAGE 13 OF PLATS, OFFICIAL RECORDS, CLARK COUNTY, NEVADA, SITUATED IN THE NORTHWEST QUARTER (NW 1/4) OF THE SOUTHEAST QUARTER (SE 1/4) OF SECTION 21, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA.

COMMENCING AT THE NORTHEAST CORNER OF SAID “LOT 1”; THENCE ALONG THE EAST LINE THEREOF, SOUTH 00°17’00” EAST, 346.19 FEET TO THE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT;

THENCE CONTINUING ALONG SAID EAST LINE, SOUTH 00°17’00” EAST, 400.01 FEET; THENCE SOUTH 89°24’38” WEST, 886.94 FEET TO THE WEST BOUNDARY LINE OF SAID “LOT 1”; THENCE ALONG SAID WEST BOUNDARY LINE THE FOLLOWING FOUR (4) COURSES:

1) NORTH 00°17’22” WEST, 26.40 FEET TO THE BEGINNING OF A 883.00 FOOT RADIUS NON-TANGENT CURVE, CONCAVE TO THE WEST, TO WHICH A RADIAL LINE BEARS SOUTH 81°39’27” EAST;

2) NORTHERLY ALONG SAID 883.00 FOOT RADIUS NON-TANGENT CURVE TO THE LEFT THROUGH A CENTRAL ANGLE OF 08°37’56” (THE LONG CHORD OF WHICH BEARS NORTH 04°01’35” EAST, 132.91 FEET) FOR AN ARC LENGTH OF 133.03 FEET;

3) NORTH 00°17’23” WEST, 125.63 FEET;

4) NORTH 00°14’21” WEST, 115.50 FEET;

THENCE LEAVING SAID WEST BOUNDARY LINE, NORTH 89°24’38” EAST, 876.88 FEET TO THE POINT OF BEGINNING.

SAID LAND IS ALSO SHOWN AS LOT 1-2 ON THAT CERTAIN RECORD OF SURVEY FILED IN FILE 188 OF SURVEYS, PAGE 10 OFFICIAL RECORDS.

Subject property commonly known as: 725 S. Racetrack Road, Henderson, NV

EXHIBIT A

CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (buyer) that withholding of tax is not required upon the disposition of a U.S. real property interest by GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1.           Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.           Seller’s U.S. employer identification number is__________________________; and

3.           Seller’s office address is:

_______________________________

_______________________________

_______________________________

Las Vegas, NV 89____

Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee (buyer) and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has the authority to sign this document on behalf of Seller.

EXHIBIT C

EXECUTED as of the ____ day of____________________________, 20___.

GAMING VENTURES OF LAS VEGAS, INC.,
a Nevada corporation

Carl Giudici,
President and Chief Executive Officer

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Consulting Agreement

This Consulting Agreement dated _____, 2015 (the “Agreement”) is made and entered into between Nevada Gold & Casinos, Inc. (the “Company”) and Carl Guidici (the “Consultant”).

Article 1

Scope of Work

1.01        Services. The company has engaged Consultant to provide consulting services regarding strategy, marketing and customer relations at the Company’s gaming properties, and such other services as may be requested by the Company’s Chief Executive Officer from time to time. Consultant will provide Company with oral reports on his observations and conclusions regarding his consulting services.

1.02        Availability. Consultant will devote no more than 20 hours per month in performing services for the Company as stated herein. Consultant shall have discretion in selecting the dates and times he performs such consulting services throughout the term of this Agreement giving due regard to the needs of the Company’s business.

1.03        Confidentiality. In order for Consultant to perform the consulting services, it may be necessary for the Company to provide Consultant with confidential information (as defined below) regarding the Company’s business. The Company will rely heavily upon Consultant’s integrity and prudent judgment to use this information only in the best interests of the Company.

Article 2

Independent Contractor

2.01        Independent Contractor. Consultant is an independent contractor and is not an employee, partner, or co-venturer of, or in any other service relationship with, the Company. The manner in which Consultant’s services are rendered shall be within Consultant’s sole control and discretion. Consultant is not authorized to speak for, represent, or obligate the Company in any manner without the prior express written authorization from an officer of the Company.

2.02        Taxes. Consultant shall be responsible for all taxes arising from compensation and other amounts paid under this Agreement. Neither federal, nor payroll taxes of any kind, shall be withheld or paid by the Company on behalf of Consultant. Consultant understands that he is responsible to pay, according to law, Consultant’s taxes.

Exhibit D

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2.03        Benefits. At the expense of the Company, Consultant and his spouse will be provided with health insurance during the term of this Agreement. The Company will make available to Consultant and his spouse continuation coverage under the Consolidated Omnibus Budget Reconciliation of 1985 (“Cobra”) for the balance of their Cobra coverage and thereafter provide health insurance under the Company’s health plan if permissible.

Article 3

Compensation for Consulting Services

3.01        Compensation. The Company shall pay to Consultant $15,000 per month for services rendered to the Company under this Agreement. The monthly compensation shall be paid on the first of the month following the month the services were provided. The monthly compensation shall be paid regardless of the number of consulting hours provided by Consultant in a particular month.

3.02        Reimbursement. The Company agrees to reimburse Consultant for all actual reasonable and necessary expenditures, which are directly related to the consulting services. These expenditures include, but are not limited to, expenses related to travel (i.e., airfare, hotel, temporary housing, meals, parking, taxis, mileage, etc.). Expenses incurred by Consultant will be reimbursed by the Company within 15 days of Consultant’s written request for reimbursement.

Article 4

Term and Termination

4.01        Term. This Agreement shall be effective as of_______________, 2015, and shall continue in full force and effect for 36 consecutive months.

4.02        Responsibility upon Termination. Any materials provided by the Company to the Consultant in connection with or furtherance of Consultant’s services under this Agreement, shall, immediately upon the termination of this Agreement, be returned to the Company.

4.03        Survival. The provisions of Articles 5 and 6 of this Agreement shall survive the termination of this Agreement and remain in full force and effect thereafter.

Article 5

Confidential Information

5.01        Obligation of Confidentiality. In performing consulting services under this Agreement, Consultant may be exposed to and will be required to use certain “Confidential Information” (as hereinafter defined) of the Company. Consultant agrees that Consultant will not and Consultant’s spouse, agents, or representatives will not trade in the Company’s stock while in possession of Confidential Information, or use, directly or indirectly, such Confidential Information for the benefit of any person, entity, or organization other than the Company, or disclose such Confidential Information for as long as such information retains the characteristics of Confidential Information.

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5.02        Definition. “Confidential Information” means information not publicly known and which is material to the Company or its business, including, without limitation, information concerning possible acquisitions or events which would be important to an investor in the Company’s stock or would be likely to have a significant effect on the share price of the Company’s stock. Because materiality is a complicated legal standard, the Company will make the Company’s legal counsel available to advise Consultant as to what may be Confidential Information regarding the Company. All information which Consultant acquires or becomes acquainted with during the period of this Agreement, whether developed by Consultant or by others, which Consultant has a reasonable basis to believe to be Confidential Information, or which is treated by the Company as being Confidential Information, shall be presumed to be Confidential Information.

Article 6

Conflict of Interest and Non-Solicitation

6.01        Conflict of Interest. Consultant covenants and agrees not to consult or provide any services in any manner or capacity to a direct competitor of the Company during the duration of this Agreement. A direct competitor of the Company for purposes of this Agreement is defined as any individual, partnership, corporation, and/or other business entity that engages in the business of operating casinos within 15 miles of any casino operation of the Company. This Section 6.01 shall not apply to any services provided by Consultant related to the property known as the Klondike Casino located at 5191 S Las Vegas Blvd, Las Vegas, Nevada 89119.

6.02        Non-Solicitation. Consultant covenants and agrees that during the term of this Agreement, Consultant will not, directly or indirectly, through an existing corporation, unincorporated business, affiliated party, successor employer, or otherwise, solicit or hire for employment any employee of the Company.

Article 7

General Provisions

7.01        Construction of Terms. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, that provision shall be severed and shall not affect the validity or enforceability of the remaining provisions.

7.02        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of Nevada.

7.03        Complete Agreement. This Agreement constitutes the complete agreement and sets forth the entire understanding and agreement of the parties as to the subject matter of this Agreement and supersedes all prior discussions and understandings in respect to the subject of this Agreement, whether written or oral.

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7.04        Modification. No modification, termination, or attempted waiver of this Agreement, or any provision thereof, shall be valid unless in writing signed by the party against whom the same is sought to be enforced.

7.05        Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the party in breach.

7.06        Successors and Assigns. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that the Agreement shall be assignable by the Company without Consultant’s consent in the event the Company is acquired by or merged into another corporation or business entity. The benefits and obligations of this Agreement shall be binding upon and inure to the parties hereto, their successors and assigns. This Agreement may also be assigned by Consultant to any entity wholly owned by Consultant. Consultant shall remain personally liable to perform, and any such assignee shall require Consultant to perform, the services contemplated herein and Consultant and such assignee shall be bound by the Conflict of Interest and non-solicitation provisions herein.

7.07        No Conflict. Consultant warrants that Consultant has not previously assumed any obligations inconsistent with those undertaken by Consultant under this Agreement.

7.08        Notices. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery to the following parties:

If to Consultant:

With a copy to:

If to the Company:	Michael P. Shaunnessy
President
Nevada Gold & Casinos, Inc.
133 E. Warm Springs Road
Suite 102
Las Vegas, Nevada 89119

4

IN WITNESS WHEREOF, this Agreement is executed as of the date set forth above.

Nevada Gold & Casinos, Inc.		Consultant: Carl Guidici

By :
Michael P. Shaunnessy

Its:	President

5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) shall be effective as of the ____ day of___________, 2015 by and between STEPHANIE GUIDICI (“Employee”) and [Subsidiary of Nevada Gold], a Nevada corporation (“Employer” or “the Company”).

WHEREAS, Employer is in the business of owning, and operating gaming facilities in the United States; and

WHEREAS, the Employer and Employee have agreed to enter into this Employment Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1.    EMPLOYMENT. Employee agrees to accept employment as the Director of Slot Operations at the Club Fortune Casino, commencing on_____________, 2015, under the terms and conditions of this Agreement.

2.    TERM. The term of this Agreement is for a one year period commencing on____, 2015.

3.    DUTIES AND TITLE. Employee’s title shall be that of Director of Slot Operations at the Club Fortune Casino (or any successor name of the casino). Employee shall have such powers and perform such duties as are customarily performed by a Director of Slot Machine Operations at a casino. Employee shall report to the General Manager of the Club Fortune Casino (or any successor name of the casino). Employee shall perform her duties to the best of her abilities and shall devote substantially all of her working time to such duties.

4.    COMPENSATION. Employer agrees to provide Employee with the following compensation package:

(a). Salary. Employer shall pay Employee an annual salary in the amount of Sixty-six Thousand Dollars ($66,000) payable in the same manner as Employer pays its other casino employees, less required state and federal withholdings (the “Annual Salary”).

(b). Vacation and Fringe Benefits. Employee shall be entitled to two weeks paid vacation each year. In addition, and subject to the terms of any plans or policies governing such matters, Employee shall be entitled to receive (i) contributions to Employer’s savings and other retirement plans at a rate at least as great as Employer contributes for its other casino employees; (ii) major medical and health insurance; and (iii) customary reimbursement for travel and entertainment.

(c). Performance Bonuses. Employee shall be eligible for yearly bonuses for achieving reasonable goals related to profitability established in the first 30 days of the fiscal year by the General Manager of the casino.

Exhibit E

(d). Expenses. Employer shall pay for all expenses related to the application and background investigation of Employee in connection with her submission of an application for a Nevada key employee gaming license.

5.    TERMINATION AND COMPENSATION UPON TERMINATION.

(a)  Termination for Cause. Employer may terminate Employee’s employment for “Cause” at any time. Such a termination shall be effective as specified by Employer. In the even of a termination by Employer for “Cause,” Employee shall be entitled only to her salary, accrued vacation, and fringe benefits through the effective date of termination. Any unvested stock options shall be forfeited. “Cause” means: (i) the Employee’s conviction of, or entry of a plea agreement or consent degree or similar arrangement with respect to, a felony, other serious criminal offense or offense involving moral turpitude, or any violation of federal or state securities law; (ii) Employee’s material violation of Employer’s written policies; (iii) Employee’s material breach of this Agreement, (iv) the final revocation, suspension, or impairment (after all applicable appeals) of Employee’s gaming license in any jurisdiction in which Employer is required to have a gaming license, or a finding (after all applicable appeals) by any authority in any such jurisdiction that Employee is unsuitable to hold a gaming license; or (v) Employee’s gross misconduct in the performance of Employee’s duties hereunder. Any termination of the Employee’s employment by Employer pursuant to this Section 5 (a) shall be communicated by a notice of termination which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision invoked.

(b)  Termination due to Inability to Perform Essential Functions. Employer may terminate Employee’s employment if Employee becomes unable to perform the essential functions of her position due to disability for a period greater than six months despite any reasonable accommodation required by law.

6.   CONFIDENTIALITY, PROPERTY, COMPETITION, SOLICITATION.

(a)  Ownership. Employee agrees that all inventions, copyrightable material, business and/or technical information, marketing plans, customer lists and trade secrets which arise out of the performance of this Agreement are the property of Employer.

(b)  Confidentiality. Except as is consistent with Employee’s duties and responsibilities within the scope of her employment with Employer, Employee agrees to keep confidential indefinitely, and not to use or disclose to any unauthorized person, information which is not generally known and which is proprietary to Employer, including all information that Employer treats as confidential, (“Confidential Information”). Upon termination of Employee’s Employment, Employee will promptly turn over to Employer all software, records, manuals, books, forms, documents, notes, letters, memoranda, reports, data, tables, compositions, articles, devise, apparatus, marketing plans, customer lists and other items that disclose, describe or embody Confidential Information including all copies of the Confidential Information in her possession, regardless of who prepared them.

7.    NOTICES. All notices and communications shall be sent by certified mail, return receipt requested, or by hand delivery, to the following parties:

If to Employee:

With a copy to:

If to Employer:	Michael P. Shaunnessy
President
Nevada Gold & Casinos, Inc.
133 E. Warm Springs Road
Suite 102
Las Vegas, Nevada 89119

8.   GOVERNING LAW AND VENUE. This Agreement herein shall be construed, regulated and administered under the laws of the State of Nevada and of the United States of America. Any lawsuit or other civil action brought arising from or related to Employee’s employment with Employer or this Agreement shall be brought and maintained in a state or federal court in Clark County, Nevada, Except that this provision does not preclude Employer from removing to federal court any action filed by Employee and, to the extent permissible, Employee hereby consents to such removal.

9.   BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding on and inure to the benefit of the respective parties hereto, their heirs, successors and assigns. Employer may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement may not be assigned by Employee.

10. MODIFICATION. This Agreement may not be amended in any manner without the express, written consent of the parties hereto.

11. ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings and understandings between the parties concerning the matters herein or therein.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on this ____ day of_________, 2015.

EMPLOYER	EMPLOYEE

By:
Stephanie Guidici

BILL OF SALE
(Vehicle)

THIS BILL OF SALE, made as of this ___ day of________________________, 20___, is to acknowledge that, for good and lawful consideration, the receipt and sufficiency of which is hereby acknowledged, GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation (“Seller”) has this day sold to NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company (“Buyer”) on an “AS-IS, WHERE IS AND WITH ALL FAULTS” basis, the Vehicle described as a 2005 Dodge Dakota Truck, Nevada license plate “FORTUNA”, Nevada Vehicle Identification No.____________________.

Concurrently with the delivery of this Bill of Sale, Seller shall deliver the Certificate of Title duly endorsed to the Buyer.

IN WITNESS WHEREOF, Buyer and Seller have executed this Bill of Sale as of the date first above written.

SELLER:

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

BUYER:

NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company

By
Michael P. Shaunnessy,
Manager

EXHIBIT F

GRANT, BARGAIN, SALE DEED

APN: 179-21-714-003

RECORDING REQUESTED BY:

WHEN RECORDED MAIL TO AND
MAIL TAX STATEMENTS TO:

Nevada Gold & Casinos LV, LLC,
a Nevada limited liability company
133 E. Warm Springs Road, Ste. 102
Las Vegas, NV 89119

The undersigned hereby affirms that this document submitted for recording does not contain the social security number of any person or persons (Per NRS 239B.030).

THIS INDENTURE WITNESSETH that GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation, for valuable consideration, the receipt and sufficiency of which are herein and hereby acknowledged, does hereby Grant, Bargain, Sell and Convey to NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company, all that real property situate in the City of Henderson, County of Clark, State of Nevada, more particularly described as follows:

See Exhibit A attached hereto and incorporated herein by reference.

TOGETHER WITH all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

SUBJECT TO:

1.            Taxes for the current fiscal year, paid current.

2.            Conditions, covenants, restrictions, reservations, rights, rights of way and easements now of record, if any.

EXHIBIT G

IN WITNESS WHEREOF, this instrument has been executed this ___ day of ______________, 20___.

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

STATE OF NEVADA	)
) ss
COUNTY OF CLARK	)

This instrument was acknowledged before me on _______________________, 20__ by CARL GIUDICI as President and Chief Executive Officer of GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation.

Notary Public

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ASSIGNMENT OF COPYRIGHTS, DOMAIN NAMES, TRADENAMES,
TRADEMARKS AND SERVICEMARKS

KNOW ALL MEN BY THESE PRESENTS:

That GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation, for good and valuable considerations, the receipt and sufficiency of whereof is hereby acknowledged, does hereby assign, transfer, set over and convey unto NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company, all of its right, title and interest in and to all copyrights, domain names, apps, tradenames, trademarks and servicemarks and all good will associated therewith and any and all State and Federal applications and registrations thereof used in connection with or relating to the operation of the casino business situate in the City of Henderson, County of Clark State of Nevada, commonly known and described as “Club Fortune Casino”, including, without limitation, the Fictitious Business Name, “Club Fortune Casino” and the servicemark “Emily’s Café”, together with all other promotional and program names and servicemarks, and derivations thereof.

DATED this ___ day of_________________, 20___.

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

STATE OF NEVADA	)
) ss
COUNTY OF CLARK	)

This instrument was acknowledged before me on _________________________, 20__ by CARL GIUDICI as President and Chief Executive Officer of GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation.

Notary Public

EXHIBIT H

GROUND LEASE AGREEMENT (TRIPLE NET)

BETWEEN

GAMING VENTURES LAS VEGAS, INC.,

LANDLORD,

AND

NEVADA GOLD & CASINOS LV, LLC
TENANT,

FOR AN UNSURVEYED RECTANGULAR PARCEL OF LAND MEASURING

APPROXIMATELY 50 FEET BY 150 FEET

located on part of APN #179-21-714-004 off the south east corner of the casino building know as Club Fortune Casino which is located at

725 S Racetrack Rd. in
Henderson, Nevada

EXHIBIT I

GROUND LEASE AGREEMENT (TRIPLE NET)

THIS GROUND LEASE AGREEMENT (TRIPLE NET) (the “Lease”), is made as of ________, 2015 (the “Effective Date”), between GAMING VENTURES LAS VEGAS, INC., a Nevada corporation (“Landlord”), and NEVADA GOLD & CASINOS LV, LLC, a Nevada Limited Liability Company (“Tenant”). Landlord and Tenant are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

Section 1. Basic Lease Terms. Section 1 states certain basic terms of this Lease (the “Basic Lease Terms”), and the additional capitalized terms used herein are defined in Schedule 1.

1.1          “Premises” means those certain premises indicated by crosshatching on Exhibit A, containing approximately 7,500 square feet of unimproved land, previously used by Landlord for the location of rented trailers supplying additional office space for the business a/k/a Club Fortune Casino, which business and Casino facilities are located on the adjacent parcel, known as APN 179-21-714-003, which business and real property were purchased from Landlord by Tenant. The Premises are located on real property owned by Landlord commonly known as APN 179-21-714-004, as shown on in Exhibit A (the “Landlord’s Parcel”)

1.2          “Casino” means that certain development, commonly known as Club Fortune Casino located at the 725 S Racetrack Rd., Henderson, NV on APN 179-21-714-003, as shown on Exhibit A, including all improvements, rights, easements, rights of way and appurtenances, and which excludes the Premises, which are contiguous and adjacent.

1.3          “Building” means the temporary rented trailers (numbering 6) and all improvements, including but not limited to adjacent hardscape and landscaping, which are currently located on the Premises.

1.4          “Date of Term Commencement” and “Date of Rent Commencement” means the day on which Tenant accepts the Premises as evidenced by the closing of the sale of the Casino to Tenant by Landlord.

1.5          “Outside Tenant Occupancy Date” means August 26, 2017, or the earlier expiration of the CUP which allows Tenant’s placement and occupancy of the Building on the Premises, or Landlord’s or Tenant’s exercise of the right to terminate this Lease as provided in Section 3.3.

1.6          “Initial Term” shall begin on the Date of Term Commencement, and shall expire on the Outside Tenant Occupancy Date, all subject to all terms and conditions of this Lease.

1.7          “Term” means both the Initial Term and any Extension Periods.

1.8          “Extension Periods” any extensions of the Initial Term, as agreed to by both parties, with Landlord under no obligation to grant any extensions.

1.9          “Rent” means Fixed Rent, Insurance Charge, Tax Charge, and all other amounts payable by Tenant pursuant to this Lease, but does not include charges for utilities for the Premises, which are to be paid directly by Tenant.

1.10        “Fixed Rent” means Seven Hundred dollars ($700.00) a month.

1.11        “Insurance Charge” [intentionally left blank].

1.12        “Tax Charge” is Tenant’s Pro Rata Share of Real Estate Taxes, which shall be One Hundred Fifty dollars ($150.00) per month for the Premises.

Section 2.              Lease of Premises; Site Plan.

2.1          Premises. Landlord leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and on the conditions stated herein. Tenant throughout the Term shall provide Landlord with the office space in the one trailer that is currently being used by Carl Giudici, at no cost to Landlord.

2.2          Rights to Ingress and Egress. Tenant and Tenant’s employees and invitees only shall have the nonexclusive rights to use and freely access, without charge for the entire Term, but shall not for itself, its employees, suppliers, customers and invitees, have any rights of occupancy, possession, ingress or egress across the remainder of Landlord’s Parcel which is not part of the Premises, including for the purpose to access private and public streets or walkways.

2.3          Tenant Facilities. Tenant shall maintain on the Premises the Buildings, and in doing so, keep the Landlord’s Parcel free of all liens and claims arising therefrom or any work thereon. The location of such Buildings shall remain as located at the commencement of the Term. Tenant shall construct and maintain at its own cost such Buildings in a neat, clean and presentable manner and in accordance with applicable law and existing permits. Tenant shall not make any change to the location, shape, or dimensions of the Premises or Building. Tenant shall not place signage, other than directional signage, or any other improvements, on the Premises.

Section 3.              Term of Lease; Extension Periods; Memorandum of Lease.

3.1          Term Commencement. The Initial Term shall commence on the Date of Term Commencement.

3.2          Extension Periods. The Term may be extended for each of the Extension Periods as described in Section 1.8 upon all of the terms set forth in this Lease.

3.3          Termination Rights. Notwithstanding anything to the contrary contained herein, commencing August 26, 2016 either Landlord or Tenant may on one hundred twenty (120) days notice, terminate this Lease.

3.4          Lease Year.

3.4.1          For the purposes hereof, the term “Lease Year” shall mean a period of 12 consecutive calendar months; provided however that the first Lease Year shall commence on the Date of Term Commencement and shall end on the last day of the month which includes the one-year anniversary of the Date of Rent Commencement. Each successive Lease Year (other than the first Lease Year) shall begin on the day following the last day of the prior Lease Year and shall end 12 calendar months thereafter.

3.4.2          All amounts payable by Tenant hereunder for any fractional month at the beginning or end of the Term shall be prorated on a daily basis based on the actual number of days in such month.

Section 4.             Tenant’s Inspections.

4.1.1          To the extent the same existed, Landlord has provided Tenant with copies of any and all information not previously provided, leases, internal and third party studies or reports, documents, plans, maps, permits and Entitlements then existing and in Landlord’s possession or control (excluding only appraisals) concerning the Premises, including: (i) a current ALTA survey of the Casino Property, (ii) geotechnical report, (iii) soils reports, (iv) engineering reports, (v) traffic studies, (vi) any Phase I or Phase II Environmental Site Assessment of the Premises, or other environmental assessments and reports, (vii) grading, drainage and utility plans for the overall development, (viii) the landscape plan and architectural design guidelines for the overall development, (ix) each existing Declaration of Covenants, Conditions and Restrictions applicable to the Premise, (x) copy of any existing Certificate of Occupancy and Conditional Use Permits for the Premises (collectively the “Property Documents”). Tenant acknowledges that the Property Documents prepared by any person or entity other than Landlord are delivered by Landlord to Tenant without any representation or warranty by Landlord as to their truth or accuracy and Tenant is advised to perform its own due diligence regarding the Premises, the Building and the Property Documents. Further, Tenant is accepting the Premises and Buildings in an “AS-IS, WHERE-IS” condition without representation ot warranty other than as provided herein.

4.1.2          Tenant accepts the Premises under this Lease upon the determination by Tenant, in its sole and absolute discretion, that the Premises are satisfactory for the use and development intended by Tenant and that such intended use and development is economically feasible.

Section 5.            Delivery of Premises. Landlord shall tender possession of the Premises to Tenant on the Rent Commencement Date. Upon or within 2 business days after the date upon which Landlord tenders possession of the Premises, Tenant must give notice to Landlord stating whether or not Tenant has accepted possession of the Premises (and if so, what the date of acceptance is) and whether Tenant is then currently aware of any deficiencies in the Premises. Tenant’s failure to give notice under this Section shall be deemed acceptance by Tenant.

Section 6.            Conditions Precedent to Delivery; Rights to Terminate.

6.1         Delivery of Possession. This Lease is contingent upon the Closing of the Tenant’s purchase of the Casino Parcel and business.

6.2         Delivery Free of Prior Occupants. Delivery of possession of the Premises to Tenant shall in no event occur until actual and exclusive physical possession of the Premises shall have been accomplished free and clear of (a) any prior tenants or occupants (excluding Landlord as provided in Section 2.1), and (b) any prior leases or tenancies.

6.3          Tenant Acquisition of Permits and Licenses. Notwithstanding the conditions contained herein, unless prior to the Date of Term Commencement, Tenant shall have obtained all Permits and Licenses necessary for the occupancy of the Building on the Premises for office space related to the Casino (if any), Landlord may either immediately terminate this Lease, or elect to waive its right to terminate this Lease pursuant to this section. The Conditional Use Permit which allows the Buildings on the Premises shall remain in Landlord’s name and possession.

6.4          SNDA Agreement. Notwithstanding anything to the contrary in this Lease, Tenant shall be obligated to provide a subordination of its rights under this Lease to any lender to the Landlord if Tenant shall have received a Subordination, Nondisturbance and Attornment Agreement, in the form reasonably requested by such lender or, from any mortgagee existing prior to the Date of Term Commencement.

6.5          Title Insurance and Survey. Tenant acknowledges that, Tenant cannot obtain a leasehold title insurance policy insuring Tenant’s leasehold estate in the Premises and that there is no survey or legal description for the Premises.

Section 7.             Landlord’s Construction Obligations.

7.1         Landlord’s Work. Landlord shall perform no work related to the Premises or Building, including without limitation seismic, fire sprinkler, fire hydrant, building code, or ADA required upgrades

Section 8.            Rent. All Fixed Rent and other payments to be made by Tenant to Landlord hereunder shall be paid without prior demand, offset, abatement, deduction or set-off, except as expressly provided in this Lease, by wire transfer to Landlord pursuant to the wiring instructions for Landlord, or to such other account as designated in writing from time to time by Landlord upon no less than 30 days’ advance notice.

8.1         Rent Commencement. Subject to all of the other terms of this Lease, Fixed Rent and all other charges due under this Lease shall commence immediately upon the Date of Rent Commencement. If the Date of Rent Commencement shall be on any day other than the first day of a calendar month, Fixed Rent and other charges for such month shall be pro rated on a per diem basis.

8.2          Fixed Rent. Except as otherwise set forth herein, Tenant shall, during the Term, pay Landlord Fixed Rent at the rate specified in Section 1.10. Fixed Rent shall be paid in equal monthly installments in advance not later than the 1st day of each and every calendar month during the Term, without demand or set-off, except as otherwise expressly provided in this Lease.

Section 9.             Utilities.

9.1          Service to the Premises. Tenant at its sole cost and expense shall provide, at locations in the Premises reasonably approved by Landlord, the facilities necessary to enable Tenant to obtain for the Premises telephone service, and electricity. On and after the Date of Term Commencement, Tenant shall pay directly for all utility service used by Tenant on the Premises.

9.2          Interruption of Service. Landlord shall not be liable for any interruption in utility service to the Premises unless any such interruption results from the willful or negligent acts or omissions of Landlord or its agents, employees or contractors. If any utility service to the Premises is interrupted as a result of any willful or negligent act or omission of Landlord or its agents, employees or contractors, Rent and all other charges hereunder shall be equitably abated until such service is fully restored.

Section 10.           Tenant’s Work.

10.1        Tenant’s Work. All Tenant’s work with respect to the Premises or Building shall be undertaken and completed in a good, workmanlike manner, and Tenant shall obtain all necessary governmental permits, licenses and approvals with respect thereto. Any construction of the Premises by Tenant shall be at Tenant’s sole cost and in conformity to applicable law, including without limitation compliance with any building codes, seismic requirements, fire, sprinkler and ADA or similar governmental requirements.

10.2        Maintenance. Tenant shall, at all times during the Term, and at its own cost and expense, keep and maintain or cause to be kept or maintained in first class condition repair and condition the Premises, including the Buildings erected thereon. Landlord shall not be required to furnish any services or facilities or to make any improvements, repairs or alterations in or to the Premises during the Term.

10.3        Alterations. Tenant may, at its own cost and expense, at any time and from time to time, alter, add to, change, demolish, remove or replace any of the buildings and improvements on the Premises as Tenant may deem desirable, provided that (i) any such demolition, alterations, changes, additions or replacements shall be in compliance with all applicable building codes and ordinances, (ii) in the event of any such demolition or removal of the improvements on the Premises (and not due to a casualty or condemnation, in which event the provisions below shall govern), the same shall be replaced with improvements of at least equal quality to the improvements so demolished or removed, and (iii) Landlord’s use of the office space is not materially interrupted.

10.4        Title to Buildings; Depreciation. Until the expiration or sooner termination of this Lease, title to any buildings or improvements located on the Premises, the building equipment and other items installed therein and thereon, and any alteration, change or addition thereto shall remain solely in Landlord; and Tenant shall be obligated to reimburse Landlord for all leased buildings or improvements on the Premises.

10.5        Tenant’s Work. Tenant shall do all of its work on the Premises in a manner required by applicable codes consistent with obtaining an unconditional Certificate of Occupancy from applicable authorities.

10.6        Responsibility of Parties for Their Own Negligence. Except as expressly otherwise stated herein, neither Party shall be obligated to perform any maintenance, repair or replacement, the necessity of which shall have arisen solely due to the negligence or fault of the other, or of the other’s employees, contractors or agents; and the Party which shall have caused the need for such maintenance, repair or replacement shall be responsible for the same, at its sole cost.

Section 11.           Landlord’s Maintenance and Repairs.

11.1       Landlord’s Maintenance and Repairs.

11.1.1        Excluding the Premises, Landlord shall maintain repair, and replace, as necessary to keep the same in good condition and repair, Landlord’s Parcel.

11.1.2        Landlord shall indemnify and hold Tenant harmless against all claims, damages or causes of action for damages, any related costs, including Attorneys’ Fees, arising out of or brought on account of injury to any person or persons or property, or loss of life, resulting from any failure on the part of Landlord to make repairs for which Landlord is responsible hereunder.

Section 12.            Compliance With Laws.

12.1        Landlord Compliance with Laws. At Landlord’s sole cost, Landlord shall comply with all Laws relating to the Landlord’s Parcel, excluding the Premises.

12.2        Tenant Compliance with Laws. At Tenant’s sole cost, Tenant shall comply with all Laws relating to the physical condition of the Premises or the operation of any business thereon which apply solely due to the nature of or affect Tenant’s use and occupation of the Premises on and after the Date of Term Commencement.

Section 13.            Insurance; Indemnity.

13.1        Tenant’s Insurance.

13.1.1        General Liability Insurance. On and after the Date of Term Commencement, Tenant at its sole cost shall maintain commercial general liability insurance coverage on an occurrence basis; in combined policy limits of not less than $1,000,000.00 per occurrence and of $3,000,000.00 in the aggregate, with such deductibles as Tenant may customarily carry in the conduct of its business, insuring Tenant (as named insured) and Landlord and any Leasehold Mortgagee (as an additional insured) against all claims, demands, or actions for personal injury or death, or damage to property, made by or on behalf of any person, firm or corporation, occurring upon, in or about the Premises, or arising from any acts or omissions of Tenant or any of Tenant’s agents, employees or contractors.

13.1.2        All Risk Property Insurance. On and after the Date of Term Commencement, Tenant shall keep the Building and all buildings and improvements erected by Tenant on the Premises at any time insured for the benefit of Tenant against loss or damage by fire and customary extended coverage in a minimum amount equal to 100% of the replacement value of such buildings and improvements. During the Term, Tenant shall, at its sole cost, provide and maintain, or cause to be provided or maintained with respect to the Premises, property and casualty insurance covering all of Tenant’s personal property in the Premises (including, without limitation, inventory, trade fixtures, floor covering, furniture and other property removable by Tenant under the provisions of this Lease) and all leasehold improvements installed in the Premises by or on behalf of Tenant.

13.1.3        Blanket Coverage. Notwithstanding the provisions stated in Section 13.3, Tenant may include any of the insurance coverages set forth above in general or blanket policies of insurance provided that the coverage required hereunder will not be reduced or diminished by use of such general or blanket policies.

13.2        Landlord’s Insurance.

13.2.1        General Liability Insurance. Landlord shall maintain commercial general liability insurance coverage, including a Broad Form Endorsement, on an occurrence basis; in combined policy limits of not less than $1,000,000.00 per occurrence and of $3,000,000.00 in the aggregate, insuring Landlord and Tenant against all claims, demands, or actions for personal injury or death, or damage to property, made by or on behalf of any person, firm or corporation, while on the Landlord’s Parcel, excluding the Premises, arising from any acts or omissions of Landlord or any of Landlord’s agents, employees or contractors.

13.3        Insurance Requirements.

13.3.1        Licensed and Rated Companies. All insurance coverage required to be carried hereunder shall be carried with insurance companies that are (a) licensed to do business in the state in which the Premises are located; and (b) rated in the then-most current Best’s Insurance Guide (or any successor thereto) as having a general policyholder rating of A-or better and a financial rating of “VIII” or better.

13.3.2        Standard Forms; Notifications. All insurance policies required to be carried hereunder shall (a) be effected under standard form policies and (b) require the insured’s insurance carrier to notify the other Party hereto (and any Leasehold Mortgagee) at least 30 days prior to any cancellation or material modification of such insurance.

13.3.3        Increased Amounts. Upon the request of either Party, provided that such request shall be commercially reasonable and based on comparable regional centers, the other Party shall increase the limits of insurance carried by it pursuant hereto, and carry types of insurance in addition to the types required to be carried by it pursuant hereto.

13.3.4        Certificates of Insurance. Prior to the Date of Term Commencement, Tenant shall furnish each other with certificates of insurance evidencing the insurance coverage required herein. Current certificates of insurance for any insurance policy required hereunder shall be delivered to Landlord, on or before the Date of Term Commencement and thereafter not less than 10 days prior to the expiration of any policy.

13.4        Mutual Waiver of Subrogation. Landlord and Tenant mutually agree that the one carrying or required to carry property insurance and suffering such a loss of a type intended to be covered thereby hereby releases the other of and from any and all claims and rights of action with respect to such a loss; and Landlord and Tenant further mutually waive all rights of subrogation their respective insurance companies may have against the other on account of such loss.

13.5        Failure by Either Party to Maintain Insurance. If either Party refuses or neglects to secure and maintain insurance policies complying with the provisions of this Lease, or to provide copies of policies or certificates or copies of renewal policies or certificates within the time provided in this Lease, the other Party may, after providing notice to the Party obligated to provide such insurance of its intention to do so, secure the appropriate insurance policies and the Party obligated to provide such insurance shall pay, upon 30 days following demand, the cost of same to the Party obtaining such insurance.

Section 14.            Mutual Indemnities of Landlord and Tenant.

14.1        Landlord’s Indemnity. Landlord indemnifies and agrees to hold Tenant, its officers, directors, employees, and agents harmless from and against any and all claims, suits, proceedings, actions, causes of action, responsibility, damages, liability, demands, judgments, and executions (including reasonable attorney’s fees and costs incurred at trial and with respect to appellate or bankruptcy proceedings incurred by Tenant) (each hereinafter referred to as a “Claim”, and collectively as “Claims”) which Claims (i) arise from or in connection with any willful, negligent or tortious act or omission of Landlord, or its employees, agents or contractors; (ii) result from any Landlord Default or any condition that gives rise to such a default; or (iii) result from occurrences of injury to or death of any person or damage to property arising out of any work, construction, reconstruction, restoration, maintenance or other work to be done hereunder by Landlord, unless such Claims are caused by the act or omission of Tenant, or its employees, agents or invitees.

14.2        Tenant’s Indemnity. Tenant indemnifies and agrees to hold Landlord, its officers, directors, employees, and agents harmless from and against any and all Claims which Claims (i) arise from or in connection with any willful, negligent or tortious act or omission of Tenant, or its employees, agents or contractors in connection with Tenant’s due diligence on, or use or occupancy of, the Premises; (ii) result from any Tenant Default or any condition that gives rise to such a default; or (iii) result from occurrences of injury to or death of any person or damage to property arising out of any due diligence investigations conducted by Tenant, work, construction, reconstruction, restoration, maintenance or other work to be done hereunder by Tenant, unless such Claims are caused solely by the act or omission of Landlord, or its employees, agents or invitees.

14.3        Limitations on Indemnities. The liability of either Party to indemnify the other shall not extend to any matter against which the indemnified Party shall be effectively protected by insurance; provided, however, that if any such liability shall exceed the amount of the effective and collectible insurance in question, said liability of the indemnifying Party shall apply to such excess.

14.4        Notices Needed for Indemnification. In case any action or proceeding is brought against an indemnified Party by reason of any such claim hereunder, the indemnifying Party, upon notice from the indemnified Party, shall, at the indemnifying Party’s sole cost, resist or defend such action or proceeding, but the indemnifying Party may make or cause to be made such investigation and such settlement of any suit, claim or demand as the indemnifying Party or its insurers shall deem expedient.

14.5        Subrogation Pursuant to Indemnification. To the extent of any payment made hereunder, the indemnifying Party, or if applicable, its insurer, shall be subrogated to all the indemnified Party’s rights of recovery therefore, against any person or organization and the indemnified Party shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights, and shall do nothing after loss to prejudice such rights.

Section 15.           Damage and Destruction.

15.1        Tenant to Rebuild. If, at any time during the Term, Tenant’s Building is destroyed or damaged in whole or in part by fire or other cause within the extended coverage of the property insurance policies required to be carried by Tenant in accordance with this Lease, then, to the extent of the net proceeds received by Tenant plus any deductible maintained by Tenant, Tenant shall, at Tenant’s option, either (a) commence construction and diligently pursue the repair, replacement or rebuilding of the same within 2 months after receipt by Tenant of such insurance proceeds, or (b) if such damage occurs in the last 2 months of the Initial Term or any Extension Period, terminate this Lease, cause the same to be promptly razed and the Land placed in a safe and sightly condition and pay Landlord the present value of the remaining Fixed Rent due under this Lease.

15.1.1        Tenant shall be entitled to no abatement of Rent and other charges payable hereunder for the period during which the Premises is rendered unusable for the normal conduct of Tenant’s business.

15.2        Tenant’s Right to Terminate.

15.2.1        If (i) the Premises or Building is damaged or destroyed to the extent of 50% or more of the cost of replacement, or (ii) the Premises are totally damaged or destroyed or rendered unusable for Tenant’s operations, then Tenant shall have the option at any time thereafter to terminate this Lease upon 30 days’ prior notice to the Landlord.

15.3        Landlord’s Right to Terminate.

15.3.1        If the Premises are damaged or destroyed to the extent of 50% or more of the replacement cost thereof during the last 3 months of the Term, this Lease may be terminated at Landlord’s option upon 30 days’ notice to Tenant within 60 days after such casualty. In such case Tenant shall complete demolition, returning the Premises to Landlord without improvement thereon.

Section 16.           Environmental Matters.

16.1.1        During any period during which as the result of an Environmental Hazard caused by Landlord (or Landlord’s employees, agents or contractors) affecting all or any part of the Premises, which renders the Premises untenantable or substantially unusable for Tenant’s business operating in the ordinary course, by reason of inhabitability, lack of access or otherwise, the Fixed Rent and other charges payable hereunder shall be abated (in the case of partial unusability or access, in proportion to the area of the Premises so rendered unusable or inaccessible) until usability and accessibility are restored.

16.1.2        If such condition of untenantability or inability to operate in the normal course of business continues for more than 12 months, then unless such untenantability or inability has ended, each Party shall have the right to terminate this Lease by notice to the other.

16.2        Tenant’s Use of Hazardous Substances. Tenant shall not use, store or dispose of any Hazardous Substances in the Premises.

16.3        Tenant’s Remediation Obligations. With regard to the presence or release of any Hazardous Substances caused by Tenant, its employees, agents or invitees, Tenant shall remove or remediate same to the extent required by Laws, in compliance with Laws, and at Tenant’s sole cost. Tenant agrees to defend, indemnify and hold Landlord harmless from and against any and all Claims which Landlord may suffer as a result of any Claim regarding any such Hazardous Substances (whether alleged or real), and/or regarding the removal and remediation of same.

16.4        Survival of Environmental Obligations. Each of Landlord’s and Tenant’s obligations pursuant to this Section shall survive any expiration or termination of the Term for 1 year.

Section 17.            Eminent Domain.

17.1        Taking of the Premises.

17.1.1        If the use or possession of the entire Premises, or any material portion thereof which in Tenant’s reasonable judgment renders the balance unsuitable for the continuation of Tenant’s business, shall be taken in condemnation proceedings, by right of eminent domain or by sale in lieu of such taking, then this Lease shall automatically terminate.

17.1.2        In the event of any such taking of all or any portion of the Premises, Landlord shall be entitled to an award based on the taking of or injury to Landlord’s fee simple estate in the Premises, and Tenant shall be entitled to an award based on any loss or reduction of its leasehold and any easement estates, loss of its remaining interest in any building or other improvement constructed or placed on the Premises by Tenant measured by the remaining Term without extensions, loss or interruption of business and the cost of any alterations or restoration resulting from any such taking. Any single award or settlement shall be allocated between the Parties in accordance with the foregoing; provided, however, if Tenant elects to restore, replace or reconstruct any improvements which are the subject of any taking, then Landlord shall deliver to Tenant Landlord’s share of the award attributable to such improvements to the extent Tenant’s share of the award attributable to such improvements is not sufficient to pay for the cost of restoration, replacement and reconstruction.

17.1.3        If a court fails or refuses to grant separate awards to Landlord and Tenant upon such a taking of all or any portion of the Premises, and if Landlord and Tenant cannot agree on the allocation of the award, and if such inability to agree continues for 30 days after the amount of the award is determined, Landlord and Tenant agree that the determination of such allocation shall be made in accordance with the following procedure. Landlord and Tenant shall each promptly appoint one appraiser (whose fees shall be paid by the Party appointing him or her). Those two appraisers shall promptly appoint a third appraiser (whose fees shall be split and paid equally by the Parties). Each appraiser appointed hereunder shall be a member of the American Institute of Real Estate Appraisers (or successor organization) having at least 5 years of experience in real estate appraisal for commercial retail use in the metropolitan area in which the Land is located. The three appraisers so appointed shall jointly make the required appraisals of the respective values of Landlord’s and Tenant’s interests in the Premises and shall allocate the award based upon such appraisals, and if they cannot agree, the appraisals of the third appraiser will be accepted by Landlord and Tenant. If, after notice by either Landlord or Tenant of the appointment of an appraiser by the Party giving such notice, the other Party to whom such notice is given shall fail, within a period of 10 days after such notice, to appoint an appraiser, then the appraiser so appointed by the Party giving the notice shall have the power to proceed as sole appraiser to make the appraisal and allocation hereunder.

Section 18.           Use.

18.1        Intended Use of Premises. Tenant intends to use the Premises for the location of Building to provide office space for use in the business of the Casino, and for no other purpose.

Section 19.           Mechanics’ Liens.

19.1        Mechanics’ Liens. Tenant shall pay all costs for work performed by or on account of it and shall keep the Premises free and clear of mechanics’ liens or any other liens. Tenant shall give Landlord immediate notice of any notice of intent to lien or lien filed against the Premises as a result of any work of improvement performed by or on behalf of Tenant. Tenant shall discharge, within 30 days (by payment or by filing the necessary statutory lien release, bond, or otherwise), any mechanics’, materialmen’s or other lien against the Shopping Center and/or Landlord’s interest in the Premises, which lien may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment alleged to have been furnished to or for Tenant in, upon, or about the Premises. If Tenant fails to do so, Landlord shall have the right, but not the obligation, in addition to all other rights and remedies available to Landlord under this Lease, and after 10 days prior notice to Tenant, to either pay and discharge such lien, without regard to the validity thereof, or procure and cause to be recorded a statutory lien release bond and to collect from Tenant as Rent: (i) all costs incurred by Landlord in paying and discharging such lien, or in procuring such bond; and (ii) all expenses incurred by Landlord in connection with such lien, including attorneys’ fees and costs, recording fees and administrative costs and expenses.

19.2        Non-Liability of Landlord for Liens on Tenant’s Work. Notice is hereby given that Landlord shall not be liable for any work or materials furnished to Tenant on credit and that no mechanic’s or other lien for any such work or materials shall attach to or affect Landlord’s interest in the Premises based on any work or material supplied to Tenant or anybody claiming through Tenant. Tenant shall promptly take such action by bonding or otherwise as will remove or satisfy any such lien, and shall file, post and record Landlord’s Notice of Nonresponsibility prior to commencement of any Tenant work.

19.3        Landlord’s Obligations Regarding Mechanics’ Liens. Notwithstanding anything to the contrary contained herein, Landlord hereby agrees that it shall indemnify, defend and hold harmless Tenant and Title Company against all Claims and liens arising out of any Landlord Work performed on the Premises or the Shopping Center Property or both giving rise to any mechanic’s liens or materialmen’s liens affecting the Premises. Landlord further agrees that it shall execute (i) an indemnity agreement in form and substance reasonably satisfactory to the Title Company that will be sufficient to allow the Title Company to delete any exception for mechanic’s liens and materialmen’s liens arising by, through or under Landlord and (ii) execute and record a written notice of waiver of any and all of its rights, set forth in the Nevada Revised Statutes, Section 108.234, in a form reasonably requested by Landlord, in the Clark County Recorder's Office.

Section 20.           Parking. Throughout the Term, Tenant shall provide its own parking on the Casino Parcel for the Premises or its use.

Section 21.          Quiet Enjoyment. Landlord covenants and agrees that, contingent on paying the Rent due hereunder and performing all of Tenant’s other obligations pursuant to this Lease, Tenant shall, during the Term, quietly hold, occupy and enjoy the Premises without hindrance, ejection or molestation by Landlord or any other person, subject to the terms of this Lease.

Section 22.           Assignment by Tenant.

22.1        Assignment. Tenant shall have no right to assign this Lease, nor to sublet the whole or any part of the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld, conditioned or delayed, provided that (i) any assignee shall, in writing, assume and agree to keep, observe and perform all of the Tenant’s agreements, conditions, covenants and terms pursuant to this Lease and shall be and become liable for the nonperformance thereof accruing from said date and (ii) Tenant shall remain liable for the obligations of Tenant hereunder, unless the assignee (or its guarantor) has a net worth on the date of assignment equal to or in excess of $20,000,000, documented and certified in a form reasonably acceptable to Landlord.

22.2        Assignment to Affiliate. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to assign without being released from liability hereunder this Lease, or to sublet the whole or any part of the Premises without the written consent of Landlord, for use as limited herein, to a wholly owned affiliate subsidiary or parent of Tenant or to another non-related entity which succeeds to the business of Tenant, by merger, consolidation, acquisition of assets or stock or otherwise or to any other party that owns the majority of the stock of, Tenant or to any partnership in which Tenant or Tenant’s parent owns at least 25% and is the general partner.

Section 23.           Assignment or Transfer by Landlord.

23.1        Transfer Of Title. If any transfer(s) of the title to the fee estate in the Landlord’s Parcel occurs, Landlord (and in the case of any subsequent transfer, the then grantor) automatically shall be relieved from and after the date of such transfer, of all liability with respect to the performance of any obligations on the part of said Landlord contained in this Lease thereafter to be performed; provided that any amount then due and payable to Tenant by Landlord (or the then grantor), and any other obligation then to be performed by Landlord (or the then grantor) under this Lease, either shall be paid or performed by Landlord (or the then grantor) or such payment or performance shall be assumed by the transferee. The covenants, conditions and agreements contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and with respect to their respective successive period of ownership. Any such sale, assignment or transfer by Landlord shall be made expressly subject to the terms and conditions of this Lease.

23.2        Estoppel Certificate. At any time, and from time to time, upon the written request of either Party to this Lease, the other Party, within 30 days of the date of such written request, agrees to execute and deliver to the requesting Party, without charge, a written statement (a) ratifying this Lease; (b) confirming the commencement and expiration dates of the Term; (c) certifying that Tenant is in occupancy of the Premises and that this Lease is in full force and effect and has not been modified or assigned, except by such modifications as shall be stated therein; (d) certifying that the requesting Party is not in default under this Lease and there are no defenses or offsets against the enforcement of this Lease by the requesting Party or stating the defaults and/or defenses claimed by the certifying Party; (e) reciting the amount of advance Rent, if any, paid by Tenant and the date to which such Rent has been paid; and (f) reciting the amount of security deposited with Landlord, if any.

Section 24.           Default by Tenant; Remedies of Landlord.

24.1        Events of Default. Unless specified elsewhere in this lease, each of the following shall be deemed an event of default by Tenant (a “Tenant Default”) and a breach of this Lease:

24.1.1        Default in the payment of Rent (excluding in each case any deduction made by Tenant from Rent to remedy Landlord Defaults to the extent specifically set forth herein or otherwise agreed to by Landlord in writing), or the payment of any other amounts due and owing under this Lease and continuing for a period of 5 days after notice from Landlord of such default.

24.1.2        Default in the performance of any other covenant or condition of Tenant pursuant to this Lease, or the accuracy of the representations or warranties made by Tenant hereunder shall prove not to be true, for a period of 30 days after notice from Landlord of such default. However, notwithstanding the foregoing sentence, if the nature of the Tenant Default is such that more than 30 days, are required for its cure, then Tenant shall not be in default if Tenant commences to cure within said 30 days and thereafter diligently prosecutes the same to completion.

24.1.3        The making by Tenant of any general assignment for the benefit of creditors; the filing by or against Tenant of a petition to have Tenant adjudged bankrupt or of a petition for reorganization or arrangement under any federal or state bankruptcy law (unless, in the case of a petition filed against Tenant, the same is dismissed within 90 days after filing); the appointment of a trustee or receiver to take possession of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 90 days thereafter; or the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within 90 days thereafter.

24.2        Landlord’s Remedies. Unless specified elsewhere in this Lease, the occurrence of any Tenant Default and the expiration without cure of any applicable notice and cure periods, Landlord may, at its option and in addition to any other rights and remedies given hereunder or by law, do any of the following:

24.2.1        Landlord shall have the right at any time thereafter to give notice of termination to Tenant, and on the date specified in such notice (which shall not be less than 10 days after the giving of such notice) this Lease shall, terminate and come to an end as fully and completely as if such date were the day herein definitely fixed for the expiration of this Lease; and Tenant shall then surrender the Premises but shall remain liable as hereinafter provided. If any such termination of this Lease occurs, Landlord may then or any time thereafter re-enter the Premises by summary proceedings or otherwise, remove therefrom all persons and property, and repossess and enjoy the Premises, without prejudice to any other remedies that Landlord may have by reason of Tenant’s Default or of such termination.

24.2.2        Landlord shall have the right, without terminating this Lease, to re-enter the Premises by summary proceedings or otherwise if allowed by applicable Laws and remove all persons and property, and Tenant shall remain liable as hereinafter provided. No commencement and prosecution of any action by Landlord in unlawful detainer, ejectment or otherwise, or execution of any judgment or decree obtained in any action to recover possession of the Premises, nor any re-entry by Landlord, shall be construed as an election to terminate this Lease, unless Landlord shall give notice to Tenant of such intention. No such re-entry by Landlord shall constitute an election to terminate this Lease unless and until Landlord thereafter gives Tenant notice of Landlord’s election to terminate.

24.3        Damages. Unless specified elsewhere in this Lease, should Landlord terminate this Lease for default, Landlord shall be entitled, at Landlord’s election, to damages as provided by law.

Section 25.           Default by Landlord: Remedies of Tenant.

25.1        Unless specified elsewhere in this Lease, if Landlord fails to perform any of its obligations under this Lease, or the representations or warranties made by Landlord hereunder shall prove not to be accurate, such failure or inaccuracy shall be an event of default (a “Landlord Default”). Tenant may give Landlord notice specifying such Landlord Default. Unless a shorter period is set forth in this Lease, Landlord shall have 30 days after delivery of Tenant’s notice in which to cure any such Landlord Default. Notwithstanding the foregoing sentence, if the nature of the Landlord Default is such that more than 30 days are required for its cure, then Landlord shall not be in default if Landlord commences to cure such Landlord Default within said 30 days and thereafter diligently prosecutes its cure to completion.

25.2        Unless specified elsewhere in this Lease, upon the occurrence of any material Landlord Default and the expiration without cure of any applicable notice and cure periods, Tenant may, at its option and in addition to any other rights and remedies given elsewhere in this Lease or by law, do any of the following: (a) terminate this Lease upon at least 30 days prior written notice to Landlord, or (b) obtain injunctive relief stated in such sections, or (c) exercise any other remedy explicitly provided in this Lease for the breach of a specific term or condition thereof.

25.3        All of Landlord’s representations and covenants set forth in this Section shall be subject to any contrary requirements of the municipality or any other applicable governmental agency for which Tenant has satisfied itself of those requirements prior to executing this Lease.

Section 26.            Surrender of Premises and Removal of Property.

26.1        Surrender. At the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord with the trailers, their foundations and stairways removed, the utilities and their connections to the trailers removed, and the area graded to its pre-existing condition. The area and landscaping surrounding the trailers shall be in good condition, subject to normal wear and tear. On or before the expiration or other termination of this Lease, Tenant shall remove all its personal property, all signage, all property regardless of character bearing Tenant’s intellectual property rights (trade names, trade marks, trade style, copyrights) and its trade fixtures from the Premises and repair all damage incurred in such removal.

Section 27.          Holdover. If Tenant shall hold over after the expiration date of the Term, or if Tenant shall hold over after the date specified in any termination notice given by Landlord then, in either such event, Tenant shall be a month to month Tenant on the same terms as herein provided, except that the monthly Fixed Rent will be $5,000 per month.

Section 28.            Landlord’s Warranties, Representations, and Covenants.

28.1        Warranties and Representations. As a material inducement to Tenant to enter into this Lease, Landlord warrants, represents, covenants and agrees as follows:

28.1.1        Landlord is the sole owner of the entire fee simple estate in the Premises and by this instrument conveys a good leasehold interest in the Premises to Tenant in accordance with the terms and conditions hereof.

28.1.2        On and after the Effective Date hereof, Landlord has not entered and shall not enter into any exclusive use restrictions, restrictive covenants or other agreements, which would prevent Tenant from occupying the Premises for the purposes herein provided.

28.1.3        If at any time during the Term any applicable law enacted shall not permit the use of the Premises as permitted under this Lease, then Tenant may terminate this Lease by giving Landlord notice thereof.

28.1.4        The Premises has no pedestrian and vehicular access to Racetrack Road, or any public right of way. Tenant’s sole access to the Premises shall be from the parcel on which the Casino is situated. Landlord is not providing, and Tenant shall have no right to ingress or egress across Landlord’s Parcel.

28.1.5        As of the date of execution of this Lease, no person, firm, corporation or other legal entity whatsoever (other than Tenant) has any right or option whatsoever to acquire or lease the Premises or any portion or portions thereof or any interest or interests therein.

28.1.6        As of the date of execution of this Lease: (a) Landlord is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; (b) Landlord has the power and authority to execute, deliver and perform this Lease and to carry on its business as it is currently being conducted; (c) this Lease has been duly authorized by all necessary action on the part of Landlord and has been duly executed and delivered by Landlord; and (d) this Lease does not violate the provisions of any agreement, instrument or document to which Landlord is a party or by which Landlord or its properties are bound.

28.1.7        Each person executing and delivering this Lease on behalf of Landlord has been duly authorized to do so.

28.1.8        This Lease constitutes the legal, valid and binding obligation of Landlord enforceable against Landlord in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting Parties generally.

Section 29.            Tenant’s Warranties and Representations.

29.1        Warranties and Representations. As a material inducement to the Landlord to enter into this Lease, Tenant warrants, represents, covenants and agrees as follows:

29.1.1        Tenant is a Limited Liability Company, validly existing and in good standing under the laws of the State of Nevada. Tenant has the power and authority to execute, deliver and perform this Lease and to carry on its business as it is currently being conducted. This Lease has been duly authorized by all necessary corporate action on the part of Tenant and has been duly executed and delivered by Tenant. This Lease does not violate the provisions of any agreement, instrument or document to which Tenant is a party or by which Tenant or its properties are bound.

29.1.2        This Lease constitutes the legal, valid and binding obligation of Tenant enforceable against Tenant in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

29.1.3        Each person executing and delivering this Lease on behalf of Tenant has been duly authorized to do so.

29.1.4        Tenant by this instrument accepts the leasehold estate conveyed herein in accordance with the terms, conditions and provisions hereof.

29.2        Landlord’s Remedies for Breach. If any of the foregoing representations proves to be inaccurate, or if Tenant breaches any of the foregoing warranties, covenants, or Leases, Tenant shall indemnify and hold harmless Landlord from and against any and all losses and cost, including reasonable Attorneys’ Fees and consequential damage incurred by Landlord as a result thereof, and Landlord may, at its option, terminate this Lease upon notice to Tenant and be released of and from all further liability hereunder, in addition to exercising all other available remedies at law or in equity.

Section 30.           Broker Commission. Landlord and Tenant each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with the negotiation and execution of this Lease. Landlord and Tenant each agree to defend, indemnify and hold harmless the other against all liabilities arising from any claim of any other real estate brokers, including Attorneys’ Fees and the costs and expenses of litigation, for causes of action or proceedings which may be instituted by any other broker, agent or finder, licensed or otherwise claiming through, under or by reason of the conduct of the indemnifying Party in connection with this transaction, or resulting from their respective breaches of the foregoing.

Section 31.          Reasonable Consent. Except as otherwise expressly provided herein, if the consent, approval or permission of Landlord or Tenant is required hereunder, both parties agree that it shall not unreasonably or arbitrarily withhold, delay or condition such consent, approval or permission. If either party fails to respond to any request for consent, approval or permission within 15 days (or such longer or shorter period as is herein specified) after receipt of such request, then said consent, approval or permission shall be conclusively deemed to have been granted and the party seeking consent may proceed without further action, approval or permission. If any such consent, approval or permission is specifically withheld, both parties shall set forth in writing its reasons for such withholding, which reasons must be reasonable under the circumstances presented.

Section 32.          Effect of Termination of Lease. Should either Party terminate this Lease pursuant to any express right to terminate this Lease stated elsewhere herein, then upon such termination, this Lease shall be of no further force or effect and neither Landlord nor Tenant shall have any further rights or obligations hereunder (except for any rights or obligations that expressly survive termination hereof and claims for preexisting monetary defaults).

Section 33.           Miscellaneous.

33.1       Governing Law, Costs. This Lease shall be governed by and construed in accordance with the laws of the State of Nevada. If any action or proceeding is instituted to enforce or interpret any provision of this Lease, then the prevailing Party shall be entitled to recover its Attorneys’ Fees and costs from the losing Party. The term “Attorneys’ Fees” wherever used in this Lease, shall mean only the reasonable charges for services actually performed and rendered, of independent outside legal counsel who are not the employees of the Party in question, and related reasonable costs and expenses.

33.2        Notices. ANY AND ALL NOTICES TO BE GIVEN HEREUNDER SHALL BE IN WRITING and given either by express mail, reputable courier service, telefacsimile, or by registered or certified mail with return receipt requested and postage prepaid, and addressed to the address for such Party set forth below (or to such substitute address as any Party may subsequently notify to the other and Escrow Holder). Any such notice shall be deemed delivered upon receipt or, if earlier, the second attempt at delivery as documented by the person or entity attempting delivery.

To Landlord:	Carl Giudici
725 South Racetrack Road
Henderson, Nevada 89105

With copies to:	Bruce A. Leslie, Esq.
3960 Howard Hughes Parkway, Suite 500
Las Vegas, Nevada 89169

To Tenant:	Nevada Gold & Casinos LV, LLC.
133 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
Attn: Michael P. Shaunnessy, Chief Executive Officer

With Copies to:	Ernest E. East, General Counsel
Nevada Gold & Casinos, Inc.
133 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119

33.3        Time. Time is of the essence of each provision of this Lease. If any date or time period herein is or ends on a day that is not a business day, then such date or period shall automatically be extended to the next business day. “Business Day” or “business day” means any day that is not a Saturday, Sunday or federal, state or legal holiday observed in the State. All references to “days” in this Lease that do not expressly specify business days mean days. Wherever herein there is a day or time period established for performance and such day or the expiration of such time period is a Saturday, Sunday or holiday, then such time for performance shall be automatically extended to the next business day.

33.4        Interpretation, Construction. Each Party and its respective attorneys have participated equally in the drafting, preparation and negotiation of this Lease, which shall be construed accordingly. All schedules and exhibits to this Lease are incorporated in this Lease by this reference.

33.5        Notice of Sale of Premises. Landlord must give Tenant 15 days’ prior notice of any sale of the Premises.

33.6        Arbitration. All disputes between the parties under this Lease that are required to be settled by arbitration shall be settled by binding arbitration in accordance with the commercial arbitration rules of JAMS which are in effect at the time of the arbitration (or demand for arbitration). Any such arbitration shall be commenced and heard in Clark County, Nevada. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction. Neither this agreement to arbitrate nor any demand for arbitration hereunder shall waive either party’s right to obtain any provisional remedy, including without limitation injunctive relief, from any court of competent jurisdiction, as may be necessary in such party’s sole subjective judgment with respect to matters otherwise required to be submitted to binding arbitration under this Lease. However, if either party seeks or obtains such a provisional remedy, an arbitration hereunder shall also be commenced and, if necessary, the merits of the controversy or claim, and the determination of an appropriate permanent remedy shall be settled by binding arbitration in accordance with this Lease.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the Parties have executed this Ground Lease Agreement (Triple Net) on the day and year first set forth above.

LANDLORD:

GAMING VENTURES LAS VEGAS, INC a Nevada corporation

By:

Its:

TENANT:

NEVADA GOLD & CASINOS LV, LLC,

a Nevada Limited Liability Company

By:

Its:

SCHEDULE 1

DEFINITIONS

“Business Address” is the principal place of business for each party.

“Effective Date” is defined in the first paragraph of this Lease.

“Entitlements” means all approvals, authorizations and entitlements relating to land use from the City and other Authorities deemed necessary or appropriate by Tenant, including without limitation building permits, liquor licenses, any applicable permits required to sell beer, wine and/or liquor for off-premises consumption, zone change, general and/or specific plan amendments, tentative tract map(s), conditional use permits, and site plan approval, to develop and improve the Premises as contemplated by Tenant, but excluding any building permits, all in form suitable to Tenant, in its sole and absolute discretion.

“including” shall mean including without limitation.

“Landlord” is defined in the first paragraph of this Lease.

“Laws” means all applicable laws, statutes, ordinances, and regulations of local, state and federal governmental authorities including those relating to public health and safety, access for disabled and handicapped people, sprinkler systems, building codes, and hazardous substances.

“Lease” is defined in the first paragraph of this Lease.

“Parties” and “Party” are defined in the first paragraph of this Lease.

“Permits and Licenses” shall mean any and all permissions, permits, licenses and other indicia of governmental approvals from the City and other Authorities deemed necessary or appropriate by Tenant, including without limitation, state or local licenses or permits to sell liquor, beer and wine, permits for signage and building permits but excluding any gaming permits and approvals.

“Real Estate Taxes” shall mean all real estate taxes, assessments (excluding assessments levied prior to the Date of Rent Commencement), and other governmental levies and charges, general and special, ordinary and extraordinary, foreseen as well as unforeseen, which are assessed, levied, imposed or become a lien upon the Landlord’s Parcel. Nothing herein shall be construed to include in Real Estate Taxes any inheritance, estate, succession, transfer, gift, franchise, corporation, income, sales, net profit tax or capital levy that is or may be imposed on Landlord or Tenant.

“Tenant” is defined in the first paragraph of this Lease.

“Undisputed Amount” means, as to any amount of Rent due other than the Fixed Rent, such amount due, minus any amount which the Tenant has certified to Landlord in writing as being disputed in good faith (and as to which no final adjudication has been made).

JOINT ESCROW INSTRUCTIONS

Date:	May ___, 2015

To:	Troy Lochhead
Senior Commercial Escrow Officer
Nevada Title Company (“Escrow Agent”)
3993 Howard Hughes Parkway, Ste. 120
Las Vegas, NV 89169

From:	Gaming Ventures of Las Vegas, Inc., a Nevada corporation (“Seller”) and Nevada Gold & Casinos LV, LLC, a Nevada limited liability company(“Buyer”)

Re:	Joint Escrow Instructions (“Joint Instructions”) – Your Order No. 15-04-1040-DTL (“Escrow”)

RECITALS:

A.          Reference is made to the Asset Purchase Agreement dated as of May 22, 2015, a true and correct copy of which is marked “Exhibit A”, affixed hereto and by this reference incorporated herein and made a part hereof (the “Purchase Agreement”), executed by and between Seller and Buyer for the purpose of setting forth the terms, covenants and conditions for the sale by Seller to Buyer and the purchase by Buyer from Seller of all of the Assets of the Seller, as more particularly described in the Purchase Agreement, all on the terms and for the considerations and subject to the conditions more particularly therein set forth. Capitalized terms used in these Joint Instructions not otherwise herein defined shall have the respective meanings given such terms in the Purchase Agreement.

I.

BUYER DELIVERY OF DEPOSIT

Within two (2) days following the Effective Date, Buyer shall deposit or cause to be deposited with Escrow Agent, in cash or a confirmed wire transfer of immediately available funds, the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (together with any accrued interest thereon in Escrow, the “Deposit”). The Deposit shall be invested by Escrow Agent in the manner and in accordance with the provisions set forth in Section 3.3 of the Purchase Agreement. Escrow Agent shall hold the Deposit during the Escrow Period and shall apply the Deposit toward the Purchase Price at the Closing as provided in Section 3.1 or otherwise disburse the Deposit upon termination of the Purchase Agreement as provided in Section 9.2 of the Purchase Agreement.

EXHIBIT J

II.

CLOSING DELIVERIES

At or prior to the Closing, Seller and Buyer shall deliver, or cause to be delivered, to Escrow Agent each of the “Deliveries at the Closing” and Closing Documentation set forth in Section 4.2 of the Purchase Agreement. Seller and Buyer intend to deliver one or more joint supplemental escrow instructions to these Joint Instructions (“Supplemental Instructions”) at or prior to the Closing for the purpose of setting forth the additional Buyer funding requirements, specific delineation of the Closing Documentation and other Deliveries to be made through the Escrow, setting forth title insurance requirements, giving notification of all necessary Approvals and intent to proceed with Closing and other Closing requirements, all consistent with and in furtherance of the terms of the Purchase Agreement and for the purpose of consummating the transaction contemplated by the Purchase Agreement.

III.

GENERAL INSTRUCTIONS

(a)          By joining in the execution of these Joint Instructions, Escrow Agent agrees to act as escrow holder pursuant to and in accordance with the terms of the Purchase Agreement and to hold the Deposit, together with all other funds held by Escrow Agent, in connection with the Escrow and all related Closing Documentation and other items in accordance with the terms of the Purchase Agreement.

(b)          Prior to the Closing, Escrow Agent shall prepare a Settlement Statement (“Closing Statement”) and shall deliver copies thereof to the Seller and Buyer.

(c)          Nothing herein is intended nor shall it be deemed to constitute an amendment or modification of the terms of the Purchase Agreement. The Purchase Agreement shall control the terms and conditions of the Asset purchase transaction and the disposition of all funds and documentation held in the Escrow.

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(d)          Should Escrow Agent before or after close of escrow, receive or become aware of any conflicting demands or claims with respect to the Escrow, the Deposit or the rights of any of the parties hereto, or any other money or property deposited herein or affected hereby, Escrow Agent shall have the right to discontinue any or all further acts on its part until such conflict is resolved to its satisfaction, and Escrow Agent shall have the further right to commence or defend any action or proceedings for the determination of such conflict. Seller and Buyer jointly and severally agree with Escrow Agent to pay all costs, damages, judgments and expenses, including reasonable attorneys’ fees, suffered or incurred by Escrow Agent in connection with or arising out of these Joint Instructions, including, but without limiting the generality of the foregoing, a suit in interpleader brought by Escrow Agent. In the event Escrow Agent files a suit in interpleader, Escrow Agent shall ipso facto be fully released and discharged from all obligations imposed upon Escrow Agent in these Joint Instructions. The joint obligation of Seller and Buyer as to Escrow Agent shall not modify the agreement as between Seller and Buyer regarding the Effect of Termination provisions as set forth in Section 9.2 of the Purchase Agreement and the party responsible for fees and expenses in the event of termination or cancellation.

(e)          These Joint Instructions may be executed in facsimile and any number of counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall constitute one and the same document. Any signature page of these Joint Instructions may be detached from any counterpart without impairing the legal effect of any signatures thereon, and may be attached to another counterpart, identical in form thereto, but having attached to it one or more additional signature pages.

[The remainder of this page intentionally blank; and the signature pages follow.]

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IN WITNESS WHEREOF, the undersigned have caused the Joint Instructions to be signed by their respective duly authorized officers as of the date first written above.

SELLER:

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

BUYER:

NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company

By
Michael P. Shaunnessy,
Manager

ESCROW AGENT:

NEVADA TITLE COMPANY

By

Name

Title

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BILL OF SALE AND ASSIGNMENT

BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) made, executed and delivered on____________, 20__, by GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation (“Seller”) to and for the benefit of Nevada Gold & Casinos LV, LLC, a Nevada limited liability company (“Buyer”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

WHEREAS, Seller and Buyer are parties to an Asset Purchase Agreement dated as of May 21, 2015 (the “Purchase Agreement”), providing for, among other things, the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of the Property in connection with the Business;

WHEREAS, Buyer and Seller now desire to carry out the intent and purpose of the Purchase Agreement by Seller’s execution and delivery to Buyer of this instrument evidencing the sale, transfer, conveyance, assignment and delivery to Buyer of the Personal Property, with the Excluded Personal Property; and

WHEREAS, it is the parties’ intention to reflect the entirety of the sale, transfer, conveyance, assignment and delivery of Assets and Assumed Liabilities by the execution and delivery of the following documents of even date herewith at the Closing: (i) this Bill of Sale; (ii) the Bill of Sale (Passenger/Delivery Vehicles), (iii) the Assignment of Copyrights, Domain Names, Tradenames, Trademarks and Servicemarks, (iv) the Assignment and Assumption Agreement, and (v) the Grant, Bargain, Sale Deed.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Seller does hereby, effective as of the Closing, convey, sell, transfer, grant, assign and deliver unto Buyer and its successors and assigns, forever, all the Seller’s right, title and interest in, to and under the Assets, including, without limitation, the Personal Property described on Schedule One affixed hereto and by this reference incorporated herein and made a part hereof, subject to the Assumed Liabilities and the terms and conditions of the Purchase Agreement. It is expressly agreed that the Seller shall retain and the Buyer shall not assume the Excluded Personal Property or the Excluded Liabilities.

TO HAVE AND TO HOLD the Assets, unto Buyer, its successors and assigns, forever.

EXHIBIT K

Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Seller but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the Assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of Seller or otherwise, for the benefit of Buyer or its successors and assigns, proceedings at law, in equity, or otherwise, which Buyer or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the assets, properties, rights and business, and to do all acts and things in relation to the assets which Buyer or its successors or assigns reasonably deem desirable. Seller hereby declares that the foregoing powers are coupled with an interest and are and shall be irrevocable by Seller. Subject to the foregoing, from time to time, at Buyer’s request and without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary in order to more effectively transfer, convey and assign to Buyer, and to confirm or perfect the title to Buyer, or any successor or assignee of Buyer, to the Assets and Personal Property and assist Buyer in exercising and protecting all rights with respect thereto.

This Bill of Sale is subject to all of the terns, conditions and limitations set forth in the Purchase Agreement. Subject to the representations, warranties and covenants set forth or contemplated in the Purchase Agreement, all Assets and Personal Property sold, transferred, assigned and delivered hereunder is being sold, transferred, assigned, conveyed, delegated and delivered to Buyer in an “AS IS, WHERE IS CONDITION AND WITH ALL FAULTS” on the date hereof.

In the event that any provision of this Bill of Sale is constructed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall be deemed to be controlling.

The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Bill of Sale.

The Bill of Sale and the covenants and agreements contained herein shall survive the Closing and shall be binding upon and shall inure to the benefit of the respective successors and assigns of Seller and Buyer.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEROF, this Bill of Sale has been duly executed and delivered by a duly authorized representative of Seller on the date first above written.

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

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SCHEDULE OF PERSONAL PROPERTY

All furniture, furnishings, fixtures, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming equipment (including parts or inventories thereof), gaming chips and tokens, Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, maintenance equipment, tools, signs and signage, Inventory and Base Stock owned by Seller and located at the Casino on the Closing Date, and all other tangible personal property used or held for use in the Business, excluding the Excluded Personal Property.

SCHEDULE ONE

TO

BILL OF SALE

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”) dated ____________________________, 20___, by and between NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company (“Buyer”) and GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation (“Seller”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Purchase Agreement (as defined below).

WITNESSETH:

WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement dated as of May 21, 2015 (the “Purchase Agreement”), providing for, among other things, the sale, transfer, conveyance, assignment and delivery by Seller to Buyer of the Assets in connection with the Business;

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign to Buyer certain assets and Buyer has agreed to assume certain liabilities; and

WHEREAS, it is the parties’ intention to reflect the entirety of the sale, transfer, conveyance, assignment and delivery of assets and assumption of liabilities by the execution and delivery of the following documents of even date herewith at the Closing: (i) this Assignment and Assumption Agreement; (ii) the Bill of Sale; (iii) the Bill of Sale (Passenger/Delivery Vehicles), (iv) the Assignment of Copyrights, Domain Names, Tradenames, Trademarks and Servicemarks, and (v) the Grant, Bargain, Sale Deed.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreement contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.         Effective as of the Closing, Seller hereby sells, transfers, assigns, conveys, grants, delivers and delegates to Buyer all of Seller’s right, title, benefit, privilege and interest to and under all contracts, agreements, licenses, undertakings, commitment and other property and assets constituting the Assets and Buyer hereby assumes from Seller and agrees to pay, perform and discharge, when due, all of the Assumed Contracts and Assumed Liabilities. Notwithstanding the foregoing, nothing contained herein shall be construed to include a sale, transfer, assignment, conveyance, delivery or delegation of any Excluded Property or Excluded Liabilities, in each case subject to the terms and conditions of the Agreement, and the parties hereto agree that all such Excluded Assets and Excluded Liabilities shall remain the sole responsibility of Seller.

EXHIBIT L

2.         This Assignment and Assumption Agreement is subject to all of the terms, conditions and limitations set forth in the Purchase Agreement. In the event that any provision of this Assignment and Assumption Agreement shall be construed to conflict with a provision of the Purchase Agreement, the provision of the Purchase Agreement shall be deemed to be controlling.

3.         Each of the parties hereto covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the assignments and assumptions contemplated by this Assignment and Assumption Agreement.

4.         The internal laws of the State of Nevada applicable to contracts made and wholly performed therein shall govern the validity, construction, performance and effect of this Assignment and Assumption Agreement.

5.         This Assignment and Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors in interest and permitted assigns.

[The remainder of this page is intentionally blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written.

SELLER:

GAMING VENTURES OF LAS VEGAS, INC., a Nevada corporation

By
Carl Giudici,
President and Chief Executive Officer

BUYER:

NEVADA GOLD & CASINOS LV, LLC, a Nevada limited liability company

By
Michael P. Shaunnessy,
Manager

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SCHEDULE 1.0

DEFINITIONS AND CROSS REFERENCES

(a)         Defined Terms. As used in this Agreement, in addition to the defined terms set forth in the Agreement, the following defined terms have the meanings indicated below:

“Actions or Proceedings” means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit, including without limitation, any eminent domain proceeding or proceeding or investigation challenging or seeking the suspension or revocation of any License.

“Adjacent Site Lease” shall mean the Ground Lease Agreement (Triple Net) between Seller and Buyer for the lease of the Adjacent Trailer Site for the considerations and subject to the terms and conditions set forth therein, all in a form and content acceptable to Seller and Buyer.

“Adjacent Trailer Site” means the unsurveyed rectangular parcel of land located on a portion of Assessor’s Parcel 179-21-714-004, more particularly described in the Adjacent Site Lease.

“Administrative Trailers” means the six (6) trailers currently leased on a month to month basis from Modular Space Corporation, Lease Numbers 132303, 132304 and 132306.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first-mentioned Person.

“Approvals” means all approvals, consents, licenses, permits, registrations, declarations, concessions, orders, filings, notices, findings of suitability, franchises, entitlements, waivers, exemptions, variances, certificates of occupancy and other authorizations.

“Assumed Contracts” means the service contracts, operating agreements, equipment leases, software license agreements, Leases and other Contracts relating to the Business or the Real Property that are listed on Schedule 1.1(b).

“Balance Sheet” means the unaudited balance sheet of Seller prepared by Seller as of the end of the most recently ended month prior to the Closing Date.

“Base Stock” means uniforms, utensils, chinaware, glassware, silverware, pots, pans, office supplies and other supplies which are classified as long-term assets in accordance with accounting practices customarily used by Seller in the ordinary course of Business applied on a consistent basis.

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“Books and Records” all books and records of Seller relating exclusively to the Business or the Real Property (except to the extent related to the Excluded Liabilities, the Excluded Assets or otherwise proprietary to Seller or its Affiliates), whether in hard copy or digital or electronic format, including any of the following that are in Seller’s possession: (i) architectural, structural, engineering and mechanical plans, service manuals, and electrical, soil, wetlands, environmental, and similar reports, studies and audits relating exclusively to the Real Property; (ii) all plans and specifications for the Casino; (iii) information relating to Taxes in connection with the Assets; (iv) financial books and records relating to the Business for the twenty-four (24) month period ending on the Closing Date; and (v) data, files and other materials relating to entertainment ticketing for the Casino.

“Business” means the casino business and related activities conducted by Seller at or with respect to the Casino on the Real Property.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks in Henderson, Nevada are authorized or required by Law to close.

“Buyer Material Adverse Effect” means changes, events or effects that have been materially adverse to the business, financial condition or results of operations of Buyer, provided, that the following, individually and in the aggregate, shall be excluded from the definition of Buyer Material Adverse Effect and from any determination as to whether a Buyer Material Adverse Effect has occurred: (i) any change, event or effect arising out of or resulting from changes in or affecting (A) the travel, hospitality or gaming industries generally or (B) the financial, banking, currency or capital markets in general; (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; and (iii) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress.

“Capital Maintenance Budget” means the Capital Maintenance Budget prepared by Seller and attached to the Agreement as Schedule 5.12(e), as may be revised or updated by Seller prior to the Closing.

“Casino” means that certain casino commonly known as Club Fortune Casino located on the Real Property.

“Closing Working Capital” shall mean the amount calculated by subtracting the current liabilities of Seller as of the Closing Date from the current assets of Seller as of the Closing Date. This amount shall be increased by the current liabilities not assumed by Buyer and decreased by the current assets not transferred to Buyer, all as calculated in the manner set forth on Schedule 3.2(c), to be updated by Seller pursuant to Section 7.22 no less than three (3) Business Days prior to the Closing Date.

“Confidentiality Agreement” means that certain confidentiality agreement, dated July 23, 2014, by and between Seller and Buyer.

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“Contract” means any agreement, contract, lease, sublease, license, sublicense, concession agreement, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied.

“Customer Database” means the database containing a list and historical record of customers of the Casino.

“Environmental Condition” means, as relating exclusively to the Assets, the release into the environment of any Hazardous Substance as a result of which Seller (i) has or may become liable to any Person for an Environmental Liability, (ii) is or was in violation of any Environmental Law, (iii) has or may be required to incur response costs for investigation or remediation, or (iv) by reason of which the Real Property or other Assets may be subject to any Lien under Environmental Laws; provided, that none of the foregoing shall be an Environmental Condition if such matter was remediated or otherwise corrected prior to the Effective Date in accordance with Environmental Law.

“Environmental Liabilities” means all Liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents) resulting from any claim or demand by any Person under any Environmental Law or arising from Environmental Conditions relating exclusively to the Assets.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Personal Property” means the following:

(i)          any personal property covered by equipment leases from third parties or other agreements by which property owned by third parties is located at the Casino or the Real Property and used in connection with the operation of the Casino (including vending machines);

(ii)         all point of sale credit card verification terminals or imprint plates owned by third parties;

(iii)        any personal property held as prizes and not owned by the Business;

(iv)        all gaming licenses, liquor licenses and other Seller Permits pertaining to the Real Property, to the extent not transferable under applicable Law;

(v)         any personal property of the Employees; and

(vi)        subject to the provisions of Section 7.11, Seller’s insurance policies, rights thereto and proceeds thereof.

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“Fixtures” means all fixtures owned by Seller and placed on, attached to, or located at or on the Real Property and used in connection with the operation of the Casino.

“Front Money” means all money stored on deposit in the Casino cage belonging to, and stored in an account for, any Person other than Seller or its Affiliates.

“GAAP” means generally accepted accounting principles in effect in the United States of America, consistently applied.

“Gaming Approvals” means all Approvals issued by any Gaming Authority necessary for or relating to the conduct of gaming activities by any party hereto or any of its Affiliates and the consummation of the transactions contemplated hereby, including the transfer, ownership, operation and management of the Casino and the Gaming Assets and the assumption of the Assumed Liabilities and Assumed Contracts.

“Gaming Assets” means all gaming devices (as defined in NRS 463.0155), cashless wagering systems (as defined in NRS 463.014), mobile gaming systems (as defined in Nevada Gaming Commission Regulation 14.010(17)), interactive gaming systems (as defined in Nevada Gaming Commission Regulation 14.010(10)) and associated equipment (as defined in NRS 463.0136) which are located at the Casino and are used or usable exclusively in the Gaming Operations.

“Gaming Authorities” means those foreign, federal, state, local and other governmental, regulatory and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation of gaming or gaming activities in any jurisdiction, including, within the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, Clark County, Nevada and the City of Henderson.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction, including, within the State of Nevada, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations promulgated thereunder, the Clark County Code and the ordinances of the City of Henderson.

“Gaming Operations” means gaming operations conducted at the Casino.

“Gaming Revenues” shall mean all income and revenues of the Business which are subject to taxation by the Gaming Authorities.

“Hazardous Substance” means any pollutant, chemical, substance, contaminant, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, including any asbestos or asbestos-containing material, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, and all forms of natural gas or petroleum products, or by-products or derivatives thereof.

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“Intellectual Property” means all intellectual property or other proprietary rights (including all (i) patents and patent applications, (ii) copyright registrations and applications, (iii) trademarks, service marks, trade dress and trade names, all applications and registrations for any of the foregoing, and all goodwill associated with the foregoing, (iv) domain names, and (v) all rights and remedies against past, present and future infringement, misappropriation or other violations thereof) owned or used by Seller and necessary for the operation of, or otherwise used exclusively for, the Business or the Casino, including all intellectual property or other proprietary rights set forth in Schedule 5.5 of the Disclosure Schedules, specifically including, without limitation, the name “Club Fortune Casino”.

“Inventory” means all inventory maintained by Seller in the Ordinary Course of Business including liquor, food, beverages and alcoholic beverages, uniforms, linens (sheets, towels, blankets, napkins), utensils, chinaware, glassware, silverware, pots, pans, office supplies and other supplies, all of which are classified as current assets in accordance with accounting practices customarily used by Seller in the ordinary course of Business applied on a consistent basis.

“IP Assignment” means that certain Assignment of Copyrights, Domain Names, Tradenames, Trademarks and Servicemarks to be executed and delivered by Seller to Buyer in the form attached hereto as Exhibit H.

“IRS” means the Internal Revenue Service, a division of the United States Treasury Department, or any successor thereto.

“Knowledge” means (i) when used in the phrase “Knowledge of Seller” or “Known to Seller” and words of similar import, means the actual knowledge of the Equity Owner, the President of Seller or Susana Banda-Avila; and (ii) when used in the phrase “Knowledge of Buyer” or “Known to Buyer” and words of similar import, means the actual knowledge of: Michael P. Shaunnessy, President and Chief Executive Officer, or Ernest E. East, General Counsel, of Buyer.

“Leases” means leases, subleases, licenses, sublicenses, and occupancy and concession agreements affecting the Real Property.

“Liabilities” mean any direct or indirect liabilities, indebtedness, obligations, commitments, costs, expenses, fees, disbursements, fines, penalties, sanctions, interests, claims, deficiencies, guaranties or endorsements of or by any Person of any type, whether accrued, past, present or future, absolute or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown.

“Liens” means any mortgages, pledges, liens, security interests, conditional or installment sale agreements, limitations or restrictions on voting rights or rights to transfer, rights of first refusal, put/call rights, rights-of-way, easements, covenants, restrictions, defects in title, encroachments, assessments, charges, claims or encumbrances of any kind or nature.

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“Mutual Bank Credit Facility” means that certain Credit Agreement, dated as of January 23, 2013, as amended, each executed by and between Seller and Mutual of Omaha Bank, as lender, and all of the collateral agreements, security and pledge agreements, deeds of trusts and other loan documents entered into in connection therewith.

“NRS” means the Nevada Revised Statutes.

“Ordinary Course of Business” shall describe any action taken by a Person that is taken in the ordinary course of such Person’s normal day-to-day operations; provided, that any changes in the prospects of the Real Property or the Business or the failure of the Real Property or the Business to meet any financial or other projections or to generate the same revenues as generated in prior years shall have no bearing on any determination as to whether Seller is carrying on the Business in the Ordinary Course of Business.

“Personal Property” means all furniture, furnishings, fixtures, appliances, equipment, equipment manuals, slot machines, gaming tables and gaming equipment (including parts or inventories thereof), gaming chips and tokens, Passenger/Delivery Vehicles, computer hardware, software, point of sale equipment, maintenance equipment, tools, signs and signage, Inventory and Base Stock owned by Seller and located at the Casino on the Closing Date, and all other tangible personal property used or held for use in the Business, excluding the Excluded Personal Property.

“Post-Closing Tax Period” means any Tax Period beginning on or after the Closing and that portion of any Straddle Period beginning on or after the Closing.

“Pre-Closing Tax Period” means any Tax Period ending before the Closing and that portion of any Straddle Period ending on the day before the Closing.

“Proceeding” means any suit, claim, action, proceeding, arbitration, litigation, audit or investigation.

“Progressive Liability” means the amount of accrued progressive jackpot Liability reflected on the meters for Seller’s in-house progressive slot machine meters or table games with an in-house progressive jackpot feature.

“Real Property” means that certain real property, consisting of approximately 8.07 acres of land with an address of 725 S. Racetrack Road, Henderson, Nevada 89015, and identified as Clark County Assessor’s Parcel Number 179-21-714-003, as more particularly described on Exhibit A, affixed hereto, all improvements located thereon, and the Fixtures.

“Representatives” means the officers, directors, employees, affiliates (as such term is defined in the Exchange Act), financial advisors, agents or other authorized representatives of any Person.

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“Seller Material Adverse Effect” means changes, events or effects that are materially adverse to the financial condition or results of operations of Seller, the Business and the Assets; provided, that the following, individually and in the aggregate, shall be excluded from the definition of Seller Material Adverse Effect and from any determination as to whether a Seller Material Adverse Effect has occurred: (i) any change, event or effect arising out of or resulting from changes in or affecting (A) the travel, hospitality or gaming industries generally; or (B) the financial, banking, currency or capital markets in general; (ii) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (iii) any change, event or effect resulting from any act of terrorism, commencement or escalation of armed hostilities in the U.S. or internationally or declaration of war by the U.S. Congress; (iv) any action by Buyer or its Affiliates in connection with the transactions contemplated hereby or with respect to the Business or the Assets; (v) any hurricane, earthquake, fire, flood, other act of God or other casualty that results in damage or destruction to the Casino, the Real Property or the Assets, the cost of repair of which does not exceed twenty-five percent (25%) of the Purchase Price; and (vi) the prospects of the Real Property or the Business or the failure of the Real Property or the Business to meet any financial or other projections; provided further, however, that in the event the aggregate amount of Gaming Revenues for the twelve (12) consecutive calendar month period ended with the most recent reports as filed with the Nevada State Gaming Control Board evidences a 7.5% or greater decline in the aggregate amount of Gaming Revenues for the twelve (12) consecutive calendar month period ended one (1) year prior to such period, a Seller Material Adverse Effect shall be deemed to have occurred unless caused by any of the events set forth in (i) through (v) above.

“Straddle Period” means any Tax Period that includes but does not end on the day before the Closing.

“Target Working Capital” means an amount equal to Zero Dollars ($0.00).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies, tariffs, duties, liabilities, impositions or other assessments of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any tax authority or other Governmental Authority, including income, gross receipts, profits, gaming, live entertainment, excise, real or personal property, environmental, sales, use, value-added, ad valorem, withholding, social security, retirement, employment, unemployment, workers’ compensation, occupation, service, license, net worth, capital stock, payroll, franchise, gains, stamp and transfer taxes, and shall include any liability for the taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), or as a transferee or successor, by contract, or otherwise.

“Tax Period” means any period prescribed by any Governmental Authority with respect to Taxes for which a Tax Return is required to be filed for any Taxes that are required to be paid by Seller.

“Tax Return” any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to Taxes, including attachments thereto and amendments thereof.

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“Title Insurer” means First American Title Insurance Company.

“Title Policy” means that certain ALTA extended owner’s policy of title insurance to be issued by the Title Insurer in an amount equal to the portion of the Purchase Price Allocation allocated to the Real Property, insuring that Buyer has fee title to the Real Property, free and clear of Liens except Permitted Liens, and including customary endorsements to such policy as requested by Buyer in its reasonable discretion.

“Transfer Time” means 11:59:59 p.m., Las Vegas, Nevada time, on the day prior to the Closing Date.

(b)         The following are defined elsewhere in this Agreement, as indicated below:

Terms	Cross Reference in Agreement

Adjustment Amount	Section 3.2(b)
Agreement	Preamble
Assets	Section 1.1
Assumed Liabilities	Section 2.1
Audited Financial Statements	Section 5.3(a)
Auditor	Section 3.4
Business Disposition	Section 7.25
Buyer	Preamble
Buyer Indemnified Party and Parties	Section 10.2(a)
Cap	Section 10.6(a)
Cash Purchase Funds	Section 3.1
Closing	Section 4.1
Closing Date	Section 4.1
Closing Documentation	Section 4.2
Closing Balance Sheet	Section 3.2(c)(i)
Cobra Recipients	Section 5.11(b)
Confidential Information	Section 7.15(b)
Damages	Section 10.2(a)
Defect Notice	Section 11.2(a)
Defects	Section 11.2(a)
Deposit	Section 3.3(a)
Disclosure Schedules	Article V Preamble
Effective Date	Preamble
Employee Benefit Plans	Section 5.11(a)
Employee Information	Section 5.17(a)
Employees	Section 5.17
ERISA	Section 5.11(a)
Escrow Agent	Section 3.3(a)
Escrow Period	Section 7.1(a)
Excluded Assets	Section 1.2
Excluded Liabilities	Section 2.2

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Terms	Cross Reference in Agreement

Financial Information	Section 5.3
Giudici	Preamble
Governmental Approvals	Section 7.4(a)
Governmental Authority	Section 5.2(c)
Health Plans	Section 5.11(v)
Hired Employees	Section 7.2(c)
Indemnified Party and Parties	Section 10.4
Indemnifying Party and Parties	Section 10.4
Independent Accountants	Section 3.2(c)(iii)
Initial Working Capital Deficiency	Section 3.2(a) Initial Adjusted Working Capital Estimate Section 3.2(a)
Initial Working Capital Excess	Section 3.2(a)
Inspection	Section 7.3(a)
Inventoried Vehicles	Section 7.8(f)
Joint Escrow Instructions	Section 3.3(b)
Liquor Laws	Section 5.2(c)
Monetary Defect	Section 11.2(c)
Non-Assignable Asset	Section 1.4(b)
Non-Monetary Defect	Section 11.2(a)
Notice	Section 10.4
Notice Period	Section 11.2(a)
OFAC	Section 5.17(d)
OFAC List	Section 5.17(d)
Outside Date	Section 4.1
Passenger/Delivery Vehicles	Section 4.2(f)
Payoff Amounts	Section 8.2(e)
Pro Forma Title Policy	Section 11.2(a)
Purchase Price	Section 3.1
Purchase Price Allocation	Section 3.4
Seller	Preamble
Seller Bankroll	Section 1.2(d)
Seller Benefit Plans	Section 5.11(a)
Seller Indemnified Party and Parties	Section 10.2(b)
Seller Permits	Section 5.9
Seller 401(k) Plan	Section 5.11(b)
Seller’s Broker	Section 5.14
Seller’s Key Persons	Section 5.9
Survey	Section 11.4
Survival Period	Section 10.1(b)
Third Party Claim	Section 10.5
Threshold	Section 10.6(a)
Title Commitment	Section 11.1
Transfer	Section 1.1
Transfer Tax	Section 7.7

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Terms	Cross Reference in Agreement

UCC Search	Section 11.1
UWN	Preamble
UWN Seller Shares	Section 3.1
Working Capital Adjustment	Section 3.1

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